Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ROYAL CUP, INC.,

BP I BREW MERGER SUB INC.

and

FARMER BROS. CO.

March 3, 2026

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 3, 2026, is entered into by and among Royal Cup, Inc., a Delaware corporation (“Parent”), BP I Brew Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Farmer Bros. Co., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, collectively, the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (as amended, the “DGCL”);

WHEREAS, the Company Board (as defined below) has unanimously (a) approved this Agreement, (b) determined that this Agreement and the Transactions are advisable, and in the best interests of, the Company and its stockholders, (c) directed that this Agreement be submitted to the Company’s stockholders for their approval and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Parent Board (as defined below) has unanimously (a) approved this Agreement, (b) determined that this Agreement and the Transactions are advisable, and in the best interests of, Parent, and (c) approved the execution and delivery of this Agreement by Parent, the performance by Parent of its covenants and other obligations hereunder and the consummation of the Transactions, subject to the terms and conditions of this Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (a) a limited guarantee (the “Guaranty”) from Braemont Partners I LP, Braemont Partners I (Offshore) LP and Braemont Partners I (Anchor Parallel) LP (the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of Parent and Merger Sub in connection with this Agreement; and (b) a commitment letter between Parent and the Guarantors, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”); and

WHEREAS, prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements (the “Voting Agreements”) in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth below, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

Section 1.01          Definitions. As used herein, the following terms have the following meanings:

“2017 LTIP” means the Company’s Amended and Restated 2017 Long-Term Incentive Plan.

“2020 Inducement Plan” means the Company’s 2020 Inducement Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof between the Company and any Third Party containing terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) may contain provisions that permit the Company to comply with this Agreement, including the provisions of Section 6.02, (ii) shall not in any way restrict the Company or its Representatives from complying with their respective obligations under this Agreement, (iii) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and (iv) shall not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means any indication of interest, offer or proposal from any Third Party relating to any transaction or series of related transactions involving any (i) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Third Party that, if consummated in accordance with its terms, would result in a Third Party beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Third Party, or stockholders or other equity holders of any such Third Party, of more than twenty percent (20%) of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Party, or stockholders or equity holders of any Third Party, would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding or obtain more than twenty percent (20%) of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), in each case, after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, notwithstanding anything to the contrary in this Agreement, except as otherwise expressly contemplated by this Agreement, the Equity Commitment Letter, the Guaranty, the Voting Agreements, or any other agreement, document or instrument contemplated to be executed and delivered hereunder or thereunder, no covenant or obligation set forth in this Agreement shall be binding upon any direct or indirect portfolio companies of the Guarantor or their Affiliates (other than Parent and Merger Sub).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a Union.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year then ended filed by the Company with the SEC on September 11, 2025.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means shares of common stock, par value $1.00 per share, of the Company.

“Company Credit Facility” means the Credit Agreement, dated as of April 26, 2021, by and among the Company and certain Subsidiaries of the Company named therein, as borrowers, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and lender, as amended, modified or supplemented from time to time.

“Company CSRSUs” means cash-based restricted stock units of the Company granted and outstanding pursuant to a Company Stock Plan.

“Company Equity Awards” means the Company Stock Options, the Company RSUs, the Company PBRSUs, the Company CSRSUs and any other outstanding equity-based award (whether vested or unvested) denominated in, or the value of which is based on, shares of Company Common Stock.

“Company Financial Advisor” means North Point Mergers & Acquisitions, Inc.

“Company Information” means all information, in any form, maintained, owned, processed by or on behalf of, or controlled by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, development, condition, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other Transactions contemplated by this Agreement; provided, that, solely with respect to the preceding clause (x), none of the following will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i)             changes in conditions generally affecting general economic conditions, or changes in conditions in the global, international or United States economy generally;

(ii)            changes in conditions generally affecting conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)           changes in conditions and trends in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays and increases in raw material prices);

(iv)           changes in tariff rates, including the imposition of new tariffs or the modification, increase, reduction or elimination of existing tariffs, or any change in the interpretation or enforcement thereof;

(v)            changes in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(vi)            any geopolitical or social conditions (or changes in such conditions), outbreak of hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions);

(vii)          earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and any act of God or other force majeure events;

(viii)         any (A) epidemic, pandemic or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law or directive, pronouncement or guideline or interpretation thereof, or any material worsening of such conditions;

(ix)            changes in GAAP or other accounting standards or applicable Laws (or official interpretation of any of the foregoing);

(x)             the negotiation, execution, delivery or performance of this Agreement, or the announcement of this Agreement or the pendency or performance of the Transactions, including the impact thereof on the commercial relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, Governmental Authorities or vendors (provided, that the exceptions set forth in this clause (x) shall not apply to any breach of or inaccuracy in any representation or warranty set forth in this Agreement to the extent such representation or warranty expressly addresses the consequences of the negotiation, execution, delivery, performance or announcement of this Agreement or the Transactions);

(xi)            the compliance by any party hereto with the express terms of this Agreement, including any action required to be taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement;

(xii)           any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xiii)          changes in the market price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

(xiv)         any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

(xv)          the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or their respective Affiliates or the respective plans or intentions of the foregoing, with respect to the Company, its Subsidiaries or its business;

(xvi)         any Transaction Litigation or other Proceeding threatened, made or brought against the Company or any of its directors or officers arising out of the Transactions;

provided that, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), any such Effect shall be taken into account to the extent that such Effect has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other companies of similar size and operating in the same segment of the foodservice industry in the United States, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Organizational Documents” means (i) the amended and restated bylaws of the Company and (ii) the second amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware.

“Company PBRSU” means restricted stock units of the Company granted and outstanding pursuant to a Company Stock Plan, subject to performance-based vesting.

“Company Preferred Stock” means shares of preferred stock, par value $1.00 per share, of the Company.

“Company RSU” means restricted stock units of the Company granted and outstanding pursuant to a Company Stock Plan, subject to time-based vesting.

“Company SEC Documents” means, collectively, all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) filed or furnished (as applicable) by the Company with the SEC since and including the Lookback Date under the Exchange Act or the Securities Act, including any amendments thereto since the time of their filing.

“Company Stock Option” means each option (whether vested or unvested) to purchase shares of Company Common Stock outstanding under a Company Stock Plan.

“Company Stock Plan” means the Company’s 2017 LTIP and the 2020 Inducement Plan, as applicable.

“Continuing Employee” means an employee of the Company or its Subsidiaries immediately prior to the Effective Time who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind that is (or purports to be) legally binding.

“Damages” means damages, civil fines, civil money penalties, losses, costs and expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) in connection with any action, suit or proceeding, whether involving a claim brought by a Governmental Authority, a third-party claim, or a claim solely between parties hereto.

“Debt Financing” means any debt financing incurred, including a public offering or private placement of debt securities or borrowing of loans (including delayed draw term loans), in each case by Parent or any of its Subsidiaries in connection with the Transactions.

“Debt Financing Related Parties” means the Debt Financing Sources, their respective Affiliates and such Persons’ (and their respective Affiliates’) Representatives involved in the Debt Financing and their respective successors and assigns.

“Debt Financing Sources” means the Persons that have committed, or propose, to provide or arrange, or have otherwise entered into agreements in connection with, all or any part of the Debt Financing, in connection with the transactions contemplated by this Agreement.

“Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and each other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, individual services, severance, termination, retention, success, change of control, welfare, fringe benefit, and other benefit or compensation plan, program, policy, agreement (including individual agreements) or arrangement sponsored, maintained or contributed to (or required to be contributed to) by the Company or any Subsidiary (or to which the Company or a Subsidiary is a party) with or for the benefit of any current or former employee, officer, director, or other individual service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than (i) any of the foregoing that is solely sponsored and maintained by a Governmental Authority, or (ii) any Multiemployer Plan.

“Environmental Law” means any Law relating to pollution (or the cleanup thereof), Releases of Hazardous Substances (or remediation thereof), or protection of public or worker health or safety (with respect to labeling or management of or exposure to Hazardous Substances), or the environment or natural resources.

“Environmental Permits” means any Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person, trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, is, has been (at any relevant time) or would be treated as a single employer for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Food Laws” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Food Allergen Labeling and Consumer Protection Act of 2004 (Pub. L. 108-282), the U.S. Organic Foods Production Act of 1990 (7 U.S.C. Ch. 94), the U.S. Perishable Agricultural Commodities Act, the U.S. Federal Trade Commission Act (7 U.S.C. §§ 499a-499t), and any other applicable Laws (but, for the sake of clarity, excluding Environmental Laws) relating to the manufacture, processing, preparation, safety, labeling, packaging, repackaging, holding, handling, distribution, storing, warehousing, sanitation, transportation, and delivery of food (including food packaging and food contact materials) as amended and in effect from time to time; and, in respect to all such Laws, all rules, regulations, and orders administered by the Food and Drug Administration, the U.S. Department of Agriculture, the Federal Trade Commission, and any other Governmental Authority with authority over the manufacture, processing, preparation, safety, labeling, packaging, repackaging, holding, handling, distribution, storing, warehousing, sanitation, transportation, and delivery of food.

“GAAP” means generally accepted accounting principles in the United States as in effect at the date of the subject financial statements, consistently applied.

“Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, or judicial body, arbitrator or arbitral body (whether public or private) bureau or commission, public international organization, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational, but excluding any Indian Tribe or any governmental authority, entity or body of, or established by, an Indian Tribe.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with or to, a Governmental Authority.

“Hazardous Substance” means: (i) any material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” under, or for which liability or standards of conduct are imposed pursuant to, Environmental Laws; (ii) petroleum, its derivatives and its by-products; and (iii) asbestos, lead, urea formaldehyde insulation, toxic mold, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (i) any indebtedness for borrowed money, including under the Company Credit Facility (other than between or among the Company and its Subsidiaries), (ii) any obligations evidenced by bonds, debentures, notes or similar instruments (other than between or among the Company and its Subsidiaries), (iii) any obligations or liabilities pursuant to guarantees and arrangements having the economic effect of (A) a guarantee of any Indebtedness or (B) any capital lease obligations, in each case, of any other Person (other than between or among the Company and its Subsidiaries), (iv) any obligations under any swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection agreement, (v) any obligations in respect of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements (other than security or performance bonds entered into in the ordinary course of business consistent with past practice), and (vi) any obligations for guarantees by the Company or one of its Subsidiaries of any Indebtedness described in clauses (i) through (v) of any other Person, other than a wholly owned Subsidiary of the Company; provided, that Indebtedness shall not include (A) accounts receivable and payable in the ordinary course of business, (B) any liability for Taxes or (C) any Indebtedness from the Company to a wholly-owned Subsidiary of the Company (or vice versa) or between wholly-owned Subsidiaries of the Company.

“Indian Tribe” means any Indian tribe, band, nation, or other organized group or community, including any Alaska Native village or regional or village corporation as defined in or established pursuant to the Alaska Native Claims Settlement Act (85 Stat. 688), that is recognized as eligible for the special programs and services provided by the United States to Indians because of their status as Indians, as set forth in 25 U.S.C. § 5304(e), as amended, or any successor statute.

“Information Security Incident” means any (i) unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Personal Information, Systems, Company Information, or confidential information or trade secrets included in the Company Intellectual Property or (ii) compromise to the security, confidentiality, integrity or availability of Personal Information, Company Information or Systems.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, and inventor’s certificates and applications for inventor’s certificates, together with all provisionals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (“Patents”); (ii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration and all moral rights associated with any of the foregoing (“Copyrights”); (iii)  trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing) (“Marks”); (iv) internet domain names and social media identifiers and handles; (v) rights in software (including object code or source code), data, data sets, databases, and collections of data; (vi) rights in trade secrets, confidential information, know-how, ideas, methods, recipes, formulae, methodologies, processes, technology, customer lists and inventions; and (vii)  any and all rights (created or arising under the Laws of any jurisdiction anywhere in the world, whether statutory or common law) now existing and related to any of clauses (i) – (vi) above (or any other type of intellectual property or industrial property rights recognized under applicable Law).

“Intervening Event” means a material Effect that was not known to or reasonably foreseeable by (or if known or reasonably foreseeable, the magnitude or material consequences of which were unknown and not reasonably foreseeable) by the Company Board as of the date hereof, and which Effect (or consequences thereof) becomes known to the Company Board after the date hereof and prior to obtaining the Company Stockholder Approval; provided, however, that the following shall not constitute an Intervening Event: (A) the receipt, existence or terms of any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the Company Common Stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

“Knowledge of the Company” means the actual knowledge of each of John Moore, Vance Fisher, Jared Vitemb, Matt Swenson, Travis Young and Srikanth Katuru after conducting a reasonable inquiry of the appropriate employees of the Company and its Subsidiaries who directly report to such individuals.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise.

“Lien” means any lien, license, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Lookback Date” means July 1, 2023.

“Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are legally bound, excluding any Employee Plan, except with respect to subsection (xiv):

(i)             any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K that constitute an Employee Plan) with respect to the Company and its Subsidiaries, taken as whole, or Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(ii)            any Contract with a Top Customer;

(iii)           any Contract with a Top Supplier;

(iv)           any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to (A) engage in any line of business, (B) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses or (C) solicit, hire, engage, retain or employ any Person’s current or former employees or customers, in each case, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(v)            any Contract that limits the ability of the Company or its Subsidiaries to enter into a line of business or operate in any geographic area or market segment (including as a result of restrictions on the use of Company Intellectual Property) or that provides for exclusivity in connection with any of the foregoing;

(vi)           any Contract containing “most favored nation,” “exclusivity” or similar provisions that are material to the Company;

(vii)          any Contract (other than the Confidentiality Agreement) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person;

(viii)         any Contract (A) containing any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement, or (B) under which the Company or any of its Subsidiaries has continuing obligations (1) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of $350,000 other than in the ordinary course of business consistent with past practice, or (2) pursuant to which the Company or any of its Subsidiaries acquired an ownership interest in any other Person or other business enterprise, other than any Subsidiary of the Company, with such ownership interest having a fair market value in excess of $200,000;

(ix)            any Contract under which the Company or any of its Subsidiaries has continuing obligations and involve payments after the date of this Agreement in excess of $200,000 per annum;

(x)            any Contract (A) relating to, or otherwise evidencing, Indebtedness; (B) relating to intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company; or (C) that creates, grants or otherwise evidences a Lien on any properties, rights or assets of the Company or any of its Subsidiaries other than Permitted Liens;

(xi)           any Contract obligating the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in an amount in excess of $350,000 that may not be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xii)           any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of capital stock of the Company or any of its Subsidiaries;

(xiii)          any Contract (1) pursuant to which the Company or any of its Subsidiaries grants to a third party a license to any Company Intellectual Property or a third party grants to the Company or any of its Subsidiaries a license to any Intellectual Property (“Licensed Intellectual Property”), in each case, other than (A) licenses with annualized payments of less than $100,000 in the aggregate of unmodified commercially available off-the-shelf software, (B) agreements entered into with its contractors or other service providers for the purpose of providing services to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (C) agreements entered into with employees of the Company or any of its Subsidiaries in the ordinary course of business, (D) non-exclusive licenses that are ancillary to, and not the primary purpose of the Contract, and (E) non-exclusive licenses granted to customers, contractors, or other third party service providers in the ordinary course of business consistent with past practice, (2) relating to the ownership, development, or use of any Company Intellectual Property (other than (A) Intellectual Property assignment agreements entered into with employees and independent contractors in the ordinary course of business consistent with past practice, (B) confidentiality agreements entered into in the ordinary course of business consistent with past practice and (C) non-exclusive licenses that are ancillary to, and not the primary purpose of the Contract), and (3) entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting the Company’s or any of its Subsidiaries’ rights to use or enforce any Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(xiv)         any employment or consulting Contract with an employee or other individual service provider that (A) provides for annual compensation in excess of $300,000; or (B) is not terminable on ninety (90) days or less notice without liability for any penalty or severance payment or similar termination benefits;

(xv)          any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xvi)         any Collective Bargaining Agreement;

(xvii)        any Contract with any Governmental Authority;

(xviii)        any Contract that involves a joint venture or partnership (it being understood that this clause (xviii) does not include commercial arrangements where there is no joint ownership by the Company or any of its Subsidiaries and the counterparty of equity in a Person);

(xix)          any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument;

(xx)           any Contract that involves a Real Property Lease;

(xxi)          any Contract that contains a put, call or similar right to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(xxii)         any Contract that is a settlement, conciliation or similar pursuant to which the Company or a Subsidiary is a party or is bound, other than any such Contract that (1) involves only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $200,000 in the aggregate that remains unpaid as of the date hereof, and (2) does not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Merger;

(xxiii)        any Contract providing for the provision of private label services; and

(xxiv)       any Contract containing a commitment or agreement to enter into any of the foregoing.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA, that the Company or any of its Subsidiaries or any of their respective ERISA Affiliates contributes to, is obligated to contribute to or has any current or contingent liability or obligation under or with respect to.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any order, judgment, decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate or articles of formation, partnership agreement, limited liability company agreement, operating agreement, declaration of trust and all other similar documents, instruments or certificates of a Person.

“Parent Board” means the board of directors of Parent.

“Parent Credit Facility” means the Revolving Credit, Term Loan and Delayed Draw Term Loan Agreement, dated as of November 26, 2025, by and among the Parent and certain subsidiaries of the Parent named therein, as borrowers, the lenders party thereto from time to time and Alter Domus (US) LLC, as administrative agent and lender, as amended, modified or supplemented from time to time.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings set forth on Section 1.01(a) of the Company Disclosure Letter and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP and are in the ordinary course of business consistent with past practice; (iii) Liens imposed by applicable Law (other than Laws in respect of Tax) which are not currently being enforced as a result of a violation by the Company or any of its Subsidiaries; (iv) pledges or deposits in the ordinary course of business consistent with past practice to secure obligations pursuant to workers’ compensation Laws; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) defects or imperfections in title affecting title to the Owned Real Property or the underlying fee interest of any Leased Real Property, that do not impair, in any material respects, the current occupancy and use of the applicable Real Property or any of the other assets to which they relate in the conduct of the business of the Company as conducted as of the date hereof; (vii) zoning, entitlement, building and other generally accepted land use and environmental land use restrictions by a Governmental Authority which are not violated in any material respect by the use or occupancy of the Real Property subject thereto; (viii) any non-exclusive licenses of any Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (ix) Liens arising under conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (x) statutory, common Law or contractual Liens of landlords securing payments not yet due pursuant to the terms of any Real Property Lease or Liens against the interests of the landlord or owner of any Leased Real Property, in each case (I) which are not currently enforceable as a result of a breach or default by Company or any of its Subsidiaries or (II) that do not materially interfere with the conduct of the business of the Company as conducted as of the date hereof; or (xi) Liens (or other encumbrances of any type) reflected in (A) the Company SEC Documents prior to the date hereof or (B) the Company Balance Sheet.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any data or other information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device, including any personally identifiable data, or (ii) that constitutes “personal information”, “personally identifiable information”, “personal data”, or similar term under applicable Law, privacy policy or Contract.

“Privacy Commitments” means all (i) Privacy Laws; (ii) the Company’s privacy policies, notices, or statements published by Company or its Subsidiaries directly related to the processing of Personal Information or security of Systems; (iii) industry standards binding on the Company with respect to the security of Systems and the privacy, security, and other processing of Personal Information (including the Payment Card Industry Data Security Standard); and (iv) provisions of Contracts to which the Company or its Subsidiaries is bound to the extent directly related to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information or security of Systems.

“Privacy Laws” means any applicable Laws directly relating to the privacy, confidentiality, protection, transfer, disclosure, processing, sale or security of Personal Information or relating to the protection or security of Systems.

“Proceeding” means any claim, action, cause of action, charge, complaint, lawsuit, litigation, arbitration, mediation, grievance, inquiry, investigation, audit, demand or other similar legal proceeding brought by or before any Governmental Authority or other tribunal.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Company Intellectual Property that is the subject of a United States, international or foreign (i) Patent or Patent applications (including provisional applications); (ii) registration of a Mark or applications to register a Mark (including intent-to-use applications, or other registrations or applications related to a Mark); (iii)  Copyright registration or application for Copyright registration; and (iv) internet domain names.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, or disposing into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s Affiliates, controlling Persons, members, managers, directors, officers, employees, general or limited partners, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives, heirs, executors, administrators, successors or assigns of such Person.

“Required Information” means, at any date of determination, customary authorization letters (including customary representations with respect to accuracy of information and material non-public information) authorizing the distribution of the Company’s and its Subsidiaries’ information, including any financial statements of the Company, to prospective lenders in connection with the Debt Financing or otherwise with respect to any information memoranda, offering memoranda or similar documents, that contain, if requested, a customary 10b-5 representation with respect to only that information provided by the Company and, if requested by Parent or its financing sources (including the Debt Financing Sources), an authorization of a version of a confidential information memorandum which requires a confirmation that the public-side of such memorandum does not contain any private side information for inclusion in any information materials that authorize the distribution of information provided in the Company’s financial statements to prospective lenders.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent (50%) of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account the changes, if any, to the terms of this Agreement proposed by Parent pursuant to Section 6.02(f), (i) if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the Transactions (taking into account all relevant legal, regulatory, financial, timing, financing, certainty of financing, conditionality and other aspects of such Acquisition Proposal, including the identity of the party making the proposal) and (ii) is reasonably likely to be consummated in accordance with its terms.

“Systems” means all of the following that are owned by, used or relied on by or for the Company and its Subsidiaries: (i) software and software engines, (ii) computer hardware (whether general or special purpose), (iii) websites, website content and links, (iv) equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping and communications, (v) telecommunications systems, networks, interfaces, platforms, servers, peripherals and computer systems and (vi) other information technology infrastructure, including any outsourced systems and processes.

“Tax” means (i) any U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of a tax imposed by a Governmental Authority (including, without limitation, taxes based upon, measured by or in respect of gross receipts, income, profits, gains, sales, use, or occupation, value added, ad valorem, transfer, franchise, wage or other withholding, payroll, estimated, severance, employment, unemployment, social security (or similar), workers’ compensation, excise, property, government pension plan, accumulated earnings, premiums, conveyance, net worth, capital stock, stamp, personal holding company, goods and services, environmental customs duties, registration, alternative, add-on minimum, escheat and unclaimed property obligations), (ii)  any interest, penalties and additions to tax imposed thereon, and (iii) any liability in respect of the amounts described in the foregoing clauses payable by reason of Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), transferee or successor liability, assumption, contract, operation of Law or otherwise, in each case, whether disputed or not.

“Tax Return” means any return, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, or collection of any Tax.

“Termination Fee” means an amount equal to $1,684,000.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent, Merger Sub or any of their respective Affiliates.

“Transaction Expenses” shall mean all fees, expenses, costs or charges (whether or not yet invoiced and whether or not paid as of the date of determination) incurred by, or on behalf of, or to be paid by, the Company or its Subsidiaries as a result of the contemplation, negotiation, efforts to consummate or consummation of the Transactions (including the exploration of strategic alternatives (including in connection with the auction process related hereto or any other exit strategy considered by the Company)) of the type itemized on Section 4.10(c) of the Company Disclosure Letter.

“Transaction Litigation” means any Proceeding commenced or threatened by and Person against a party hereto, its Subsidiaries, or its or their respective Representatives or otherwise relating to, involving or affecting such party or its Subsidiaries, its Affiliates or its or their respective Representatives, in each case in connection with, arising from or otherwise relating to this Agreement, the Merger or the Transactions, including any Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any other document required to be filed with the SEC in connection with the Merger or any other communications to the stockholders of the Company, other than a Proceeding solely among (i) the parties related to this Agreement, the Equity Financing or the Guaranty, or (ii) the Debt Financing Sources related to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Union” means any labor union, works council, labor organization, or other employee representative organization.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law.

“Willful Breach” means an intentional and material breach, or an intentional and material failure to perform, in each case that is the consequence of an act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(e)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(b)
Anti-Takeover Laws	4.03(c)
Board Recommendation	4.03(a)
Capitalization Date	4.06(a)
Certificate of Merger	2.02(a)
Certificates	2.03(a)
Closing	2.01
Collection Costs	8.02(h)
Company	Preamble
Company 401(k) Plan	6.06(e)
Company Disclosure Letter	Article 4
Company Products	4.29(a)
Company Securities	4.06(c)
Company Stockholder Approval	4.02
Company Transport Vehicle	4.30(a)
Confidentiality Agreement	6.12
Continuation Period	6.06(a)
Copyrights	1.01(a)
Covered Persons	6.08(a)
Current Premiums	6.08(b)
DGCL	Recitals
Effect	1.01(a)
Effective Time	2.02(b)
End Date	8.01(b)
Enforceability Exceptions	4.02
Equity Commitment Letter	Recitals
Equity Financing	5.09(a)
Equity Financing Documents	6.14(b)(i)
Excluded Benefits	6.06(a)
Indemnification Agreements	6.08(a)
Inquiry	6.02(b)
Leased Real Property	4.13(b)
Licensed Intellectual Property	1.01(a)
Marks	1.01(a)
MEPP Liability	4.18(i)
Merger	Recitals
Merger Sub	Preamble
Multiple Employer Plan	4.18(b)
Multiple Employer Welfare Arrangement	4.18(b)
OPEB Plan	4.18(f)
Non-Party Affiliates	9.16
Notice of Change of Recommendation	6.02(f)(iii)
Notice of Change Period	6.02(f)(iv)
Option Consideration	2.06(a)
Other Anti-Bribery Laws	4.23
Owned Real Property	4.13(a)
Parent	Preamble
Parent Expenses	8.02(d)
Parent Plans	6.06(c)

Term	Section
Parent Related Parties	8.02(g)
Parent Retirement Plan	6.06(e)
Patents	1.01(a)
Paying Agent	2.04(a)
Payment Fund	2.04(a)
Payoff Letters	6.09(c)
PBGC	4.18(g)
Pension Plan	4.18(b)
Per Share Merger Consideration	2.03(a)
Proxy Statement	6.03(a)
Proxy Statement Clearance Date	6.03(c)
Real Property Leases	4.13(b)
Required Amounts	5.10
Reverse Termination Fee	8.02(e)
Sanctions	4.24(a)
Solvent	5.12
Stockholders’ Meeting	6.03(c)
Subsidiary Securities	4.07(c)
Surviving Corporation	2.02(c)
Top Customers	4.25(a)
Top Suppliers	4.25(b)
Transactions	Recitals

Section 1.02           Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term defined in this Agreement shall be deemed also to define the corollary plural definition, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case, as amended from time to time. References to “$” and “Dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. The phrases “made available”, “provided” “furnished” or similar phrases as used in this Agreement shall mean that the subject documents were either posted in the “Project BREW” data room maintained by the Company or delivered to Parent or its accountants, attorneys or other agents, in each case, at least one Business Day prior to the date of this Agreement. If the day by which an action is required or permitted to be taken under the Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day. References to “ordinary course of business” or “ordinary course” shall mean the ordinary course of business, consistent with past practices of the Company.

Article 2
THE MERGER

Section 2.01           The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date that is as soon as practicable and, in any event, within three (3) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided, however, that the Closing shall not occur on any date prior to the date that is sixty (60) days following the date hereof, without the express, prior written consent of Parent. The Closing shall be by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Winston & Strawn LLP, 2121 N. Pearl St., Suite 900, Dallas, Texas 75201, unless another place is agreed to in writing by the parties hereto.

Section 2.02           The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)           The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)           At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 2.03          Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)           except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $1.29 in cash without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate” and collectively, the “Certificates;” provided, however, that any references herein to “Certificate” or “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share of Company Common Stock upon surrender of such Certificate in accordance with Section 2.04;

(b)           each share of Company Common Stock owned or held in treasury by the Company or any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)            each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04           Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint Equiniti Trust Company, LLC as the paying agent (or such other nationally recognized paying agent designated by Parent and approved in writing by the Company) (the “Paying Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive the Per Share Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent the aggregate Per Share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Per Share Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the shortfall in such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of the aggregate Per Share Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund and shall be paid to the Surviving Corporation on the earlier of twelve (12) months after the Effective Time or the full payment of the aggregate Per Share Merger Consideration. The Payment Fund shall not be used for any purpose other than to make prompt payment of the applicable Per Share Merger Consideration to each holder of shares of Company Common Stock who shall become entitled to receive such funds pursuant to this Agreement. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Per Share Merger Consideration in respect of such shares. Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.10) to the Paying Agent for use in such exchange).

(b)           Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Common Stock represented by a Certificate, promptly, upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) in the case of a book-entry transfer of shares of Company Common Stock, receipt of a customary “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and, in each case, delivery to the Paying Agent of such other documents as may reasonably be requested by the Paying Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration. No interest shall be paid or accrued for the benefit of any holder of Company Common Stock on any amount payable upon the surrender or transfer of any Certificate.

(c)           If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(d)            All Per Share Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)           Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock on the date that is twelve (12) months after the Closing Date shall be delivered to Parent or the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Per Share Merger Consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or any Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.05           Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing, who is entitled to appraisal under the DGCL and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL, shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled only to payment for such shares determined in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08, less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL), in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle, compromise, or waive any holder’s failure to comply with the DGCL, or offer or agree to do any of the foregoing.

Section 2.06          Company Equity Awards.

(a)           Company Stock Options. Immediately prior to the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, by virtue of the Merger and without any action on the part of Parent, the Company or the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted solely into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”). From and after the Effective Time, Company Stock Options shall no longer represent the right to purchase shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any. Payments of the Option Consideration shall be paid by the later of (1) the first payroll date after the Effective Time or (2) five (5) Business Days after the Effective Time; provided, however, that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Stock Option to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(a) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08. If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Option Consideration therefor shall be zero, such Company Stock Options shall be cancelled and extinguished as of the Effective Time without any action on the part of Parent or the Company and none of Parent, the Surviving Corporation or any of their Affiliates shall have any obligation to make any payments or provide any other consideration to the holders in respect of such Company Stock Options.

(b)           Company RSUs. At the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, each Company RSU that is outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holders thereof, be cancelled and terminated and converted into the contingent right to receive from the Surviving Corporation a payment of an amount in cash (without interest) equal to the product obtained by multiplying (i)(A) the aggregate number of shares of Company Common Stock subject to such Company RSU at the Effective Time by (B) the Per Share Merger Consideration, plus (ii) any accrued and unpaid dividend equivalent rights with respect to such Company RSU, in each case, less any applicable withholding Taxes. Except as otherwise provided in this Section 2.06(b), the cash-based award provided for by this Section 2.06(b) shall be subject to the same terms and conditions as are applicable to the corresponding Company RSU (including time-based vesting conditions and terms related to the treatment upon termination of employment).

(c)           Company PBRSUs. At the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, each Company PBRSU that is outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holders thereof, cancelled and terminated and converted into the contingent right to receive from the Surviving Corporation a payment of an amount in cash (without interest) equal to the product obtained by multiplying (i)(A) the aggregate number of shares of Company Common Stock subject to such Company PBRSU determined assuming that the applicable performance goals have been achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date as determined in accordance with the terms of the applicable Company PBRSU, by (B) the Per Share Merger Consideration, plus (ii) any accrued and unpaid dividend equivalent rights with respect to such Company PBRSU, in each case, less any applicable withholding Taxes. Except as otherwise provided in this Section 2.06(c), the cash-based award provided for by this Section 2.06(c) shall be subject to the same terms and conditions as are applicable to the corresponding Company PBRSU (including terms related to the treatment upon termination of employment, but excluding, for the avoidance of doubt, any performance-based vesting conditions); provided that, notwithstanding the foregoing, the time-based vesting date of such converted cash-based award will deemed to be the last day of the performance period applicable to the corresponding Company PBRSU (otherwise subject to the same continued employment requirements applicable to the Company PBRSU).

(d)           Company CSRSUs. At the Effective Time, except as may otherwise be agreed in writing by Parent, the Company and the holder thereof, by virtue of the Merger and without any action on the part of Parent, the Company or the holders thereof, each Company CSRSU shall automatically be deemed to have been earned and become fully vested and be converted into the contingent right to receive from Parent or the Surviving Corporation a payment of an amount in cash (without interest) equal to the product obtained by multiplying (i)(A) the aggregate number of shares of Company Common Stock subject to such Company CSRSU at the Effective Time by (B) the Per Share Merger Consideration, plus (ii) any accrued and unpaid dividend equivalent rights with respect to such Company CSRSU, in each case, less any applicable withholding Taxes. Except as otherwise provided in this Section 2.06(d), the cash-based award provided for by this Section 2.06(d) shall be subject to the same terms and conditions as are applicable to the corresponding Company CSRSU (including time-based vesting conditions and terms related to the treatment upon termination of employment).

(e)           Notwithstanding anything in this Section 2.06 to the contrary, to the extent that any Company Equity Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payments with respect to any converted cash awards described in this Section 2.06 that become vested shall be made at the earliest time or times permitted under the terms of the corresponding Company Equity Award that would not result in the application of a Tax or penalty under Section 409A of the Code.

(f)            As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering a Company Stock Plan) shall adopt such resolutions and take all actions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards and the Company Stock Plans shall terminate conditioned upon, and effective as of, the Effective Time.

Section 2.07           Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration and any other amounts payable pursuant to Article 2 of this Agreement shall be adjusted to equitably provide holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.07 shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement, including, Section 6.01.

Section 2.08           Withholding Rights. Each of Parent, Merger Sub, the Company the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable to any Person pursuant to this Agreement (including any holder of Company Common Stock or a Company Equity Award who is entitled to receive a payment pursuant to this Agreement) such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of any applicable Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and are paid to the applicable Taxing Authority in accordance with applicable Law by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be (or caused to be so paid), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.09           Non-USRPHC Certification. At the Closing, the Company shall deliver or cause to be delivered to Parent (a) a properly executed statement drafted in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), dated as of the Closing Date and executed by the Company, certifying that shares of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, and (b) a “FIRPTA Notification Letter,” drafted in accordance with Treasury Regulations Section 1.897-2(h), dated as of the Closing Date and executed by the Company.

Section 2.10           Lost Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Per Share Merger Consideration payable in respect thereof pursuant to this Article 2.

Article 3
THE SURVIVING CORPORATION

Section 3.01           Certificate of Incorporation. By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws, as applicable.

Section 3.02           Bylaws. By virtue of the Merger, at the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Farmer Bros. Co.”, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and the bylaws, as applicable.

Section 3.03          Directors and Officers. The parties hereto shall take all actions reasonably necessary so that, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (b) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 4, except (a) as disclosed in the Company SEC Documents filed by the Company with the SEC at least one Business Day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that is not factual or historical in nature, disclosures set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature), provided, however, that nothing disclosed in such reports, statements or other documents shall be deemed to qualify or modify the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.06, Section 4.11(b) or Section 4.28; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01          Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the character of its properties or assets owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(b)           The Company has made available to Parent true, correct and complete copies of the Company Organizational Documents, each as in effect on the date of this Agreement.

Section 4.02          Corporate Power; Enforceability. The Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval. The only vote of holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Transactions (under applicable Law, the Company Organizational Documents or otherwise) is the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (a) and (b), the “Enforceability Exceptions”).

Section 4.03           Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)            Company Board Approval. The Company Board has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the Transactions and declared them advisable, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Transactions, (iv) subject to Section 6.02(f), determined to recommend that the stockholders of the Company approve the Merger and adopt this Agreement (the “Board Recommendation”); and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders for purposes of obtaining the Company Stockholder Approval, which Board Recommendation has not been, as of the date hereof and, subject to Section 6.02(f), as of the Effective Time, subsequently withdrawn or modified.

(b)           Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration payable to the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A true and complete copy of such opinion will be delivered promptly after the date hereof to Parent solely for informational purposes, and it is understood and agreed that such opinion is provided for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(c)            Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 5.06 are true and correct, the Company Board has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law, including Section 203 of the DGCL (collectively, “Anti-Takeover Laws”), or any comparable anti-takeover provisions of the Company Organizational Documents, is applicable to or restricts or prohibits this Agreement, or any of the transactions contemplated hereby. The Company does not have in effect any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of this Agreement, or any of the transactions contemplated hereby.

Section 4.04           Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of (i) the Company Organizational Documents or (ii) the Organizational Documents of any Subsidiary of the Company; (b)  do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, give rise to any payment obligation under, result in the termination of, accelerate the performance required by, or result in a right of termination, amendment, acceleration or cancellation of any (i) Contract to which the Company or any of its Subsidiaries is a party or will be a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or (ii) Governmental Authorization; (c) do not, assuming the Governmental Authorizations referred to in Section 4.05 are made and obtained, violate or conflict with any Order or Law or Privacy Commitment applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.05           Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NASDAQ; and (iv)  such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.06          Company Capitalization.

(a)           Capital Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock; and (ii) 500,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on February 27, 2026 (such time and date, the “Capitalization Date”), (A) 21,940,347 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, neither the Company nor any Subsidiary of the Company has (1) issued or granted any Company Securities (other than pursuant to vesting and settlement of Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs, in each case, which were granted prior to the Capitalization Date) or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)           Stock Reservation and Awards.

(i)             As of the Capitalization Date, there were (i) 510,592 shares of Company Common Stock reserved and available for issuance pursuant to the 2017 LTIP, (ii) 6,246 shares of Company Common Stock reserved and available for issuance pursuant to the 2020 Inducement Plan, (iii) 13,245 shares of Company Common Stock subject to outstanding Company Stock Options (assuming all Company Stock Options are exercisable in full), (iv) 829,847 shares of Company Common Stock subject to outstanding Company RSUs, (v) 834,317 shares of Company Common Stock subject to outstanding Company PBRSUs (assuming all Company PBRSUs vest in a number of shares of Company Common Stock equal to the greater of target level and actual performance through the latest practicable date prior to the Effective Time), and (vi) 1,159,332 shares of Company Common Stock subject to outstanding Company CSRSUs. Section 4.06(b)(i) of the Company Disclosure Letter sets forth a complete and correct list of (1) all outstanding Company Stock Options, (2) all outstanding Company RSUs, (3) all outstanding Company PBRSUs and (4) all outstanding Company CSRSUs including, in each case, the number of shares of Company Common Stock underlying such Company Equity Awards (at target and maximum performance, if applicable), the name of the holder, the applicable grant date, the vesting schedule and current vesting status (including any accelerating vesting terms), the exercise price per share of each such Company Stock Option, the expiration date, and whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. The Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs set forth in Section 4.06(b)(i) of the Company Disclosure Letter constitute all of the equity-based awards of the Company or any of its Subsidiaries outstanding as of the Capitalization Date and each was granted in accordance with the terms of the applicable Company Stock Plan and applicable Law. No Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed.

(ii)            All Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs may, by their terms or the terms of the Company Stock Plans, be treated in accordance with Section 2.06. All shares of Company Common Stock that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c)           Company Securities. Except as set forth on Section 4.06(b)(i) of the Company Disclosure Letter and for changes since the Capitalization Date pursuant to the vesting and settlement of Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs, in each case, that were granted and outstanding prior to the Capitalization Date or on or following the date hereof as permitted under Section 6.01, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, call, restricted stock, restricted stock unit, phantom stock, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(d)           Company Stock Plans and Award Agreements. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries sponsors or maintains under which stock options, warrants, restricted stock awards, restricted stock units, phantom stock, stock appreciation rights or other equity or equity-based awards or profit participation or similar rights are outstanding. No grant under the Company Stock Plans was granted with an exercise price below the fair market value on the date of the grant, and all grants under the Company Stock Plans were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the applicable Company Stock Plan.

(e)           Other Rights. Except as set forth on Section 4.06(e) of the Company Disclosure Letter and except for the Voting Agreements, there are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is or they are bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not, and none of its Subsidiaries is, a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of Company Common Stock or other Company Securities.

Section 4.07          Subsidiaries.

(a)           Organization. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Power and Enforceability. Section 4.07(b) of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement, the direct owner of each such Subsidiary and the jurisdiction of organization of each such Subsidiary. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each outstanding share, limited liability company interest, partnership interest or other equity interest or any interest convertible into, exercisable or exchangeable for any of the foregoing, of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable) and was issued free and clear of preemptive (or similar) rights. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest, or any interest convertible into, exercisable or exchangeable for any of the foregoing, of any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any Company Securities. Neither the Company nor its Subsidiaries is a party to any Contract pursuant to which it is obligated to make any investment (in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) in any Person (other than the Company with respect to its Subsidiaries).

(c)           Subsidiary Securities. There are: (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (ii) no outstanding options, calls, subscriptions, warrants or other rights or binding arrangements to acquire from any Subsidiary of the Company, or that obligate any such Subsidiary to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (iii) no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, call, restricted stock, restricted stock unit, phantom stock, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any such Subsidiary; and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, any Subsidiary of the Company (the outstanding shares, limited liability company interests, partnership interests or other equity interests of each Subsidiary of the Company and the items in clauses (i), (ii), (iii) and (iv), collectively, the “Subsidiary Securities”).

(d)           Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (ii) obligations or binding commitments of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Subsidiary Securities.

(e)           Organizational Documents of Subsidiaries. The Company has made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such Organizational Document of such Subsidiary is in full force and effect. No Subsidiary is in violation of any of the provisions of its Organizational Documents, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.08          Company SEC Documents. Since the Lookback Date, and through the date of this Agreement, the Company has timely filed or furnished, as applicable, all Company SEC Documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. As of their respective filing or furnishing dates or, if amended or superseded by a subsequent filing or furnishing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing each of the Company SEC Documents complied (and each Company SEC Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date that such Company SEC Documents was or will be filed or furnished. As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Company SEC Documents did not contain (and with respect to each Company SEC Document filed after the date of this Agreement, will not contain) any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with (a) all applicable rules and all current listing and corporate governance requirements of NASDAQ and (b) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.09          Company Financial Statements; Internal Controls.

(a)           Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Documents (i) were prepared from, and are in accordance with, the books and records of the Company, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q), and (iv) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments.

(b)           Off Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or similar “off-balance sheet arrangements”), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(c)           Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case, as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or submits pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since the Lookback Date, through the date of this Agreement, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since the Lookback Date, through the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since the Lookback Date, through the date of this Agreement, the Company has not identified or been made aware of (A) any significant deficiencies or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since the Lookback Date, through the date of this Agreement no written or, to the Knowledge of the Company, threatened bona fide complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries, regarding questionable accounting, auditing or legal compliance matters have been received by the Company. Since the Lookback Date, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer or general counsel of the Company.

Section 4.10           No Undisclosed Liabilities.

(a)            Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature, whether or not accrued, contingent or otherwise, and whether due or to become due, required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, except for liabilities or obligations: (i) specifically reflected and adequately reserved against in the Company Balance Sheet included in the Company SEC Documents filed prior to the date hereof; (ii) that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice (none of which relate to breach of Contract, breach of warranty, tort, misappropriation, infringement or violation of applicable Laws); (iii) arising pursuant to this Agreement or incurred in connection with the negotiation of this Agreement and the Transactions; or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 4.10(b) of the Company Disclosure Letter sets forth all outstanding Indebtedness for borrowed money (along with the aggregate value (in U.S. dollars) of principal outstanding as of the date hereof) of the Company and any of its Subsidiaries. Except as set forth, on Section 4.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness for borrowed money as of the date hereof and, subject to Section 6.01(b), as of the Effective Time.

(c)           Section 4.10(c) of the Company Disclosure Letter sets forth the Company’s good faith estimate of an itemized list of all Transaction Expenses incurred or reasonably expected to be incurred by the Company or its Subsidiaries. The Company has provided Parent with all Contracts and other reasonable supporting details with respect to all such Transaction Expenses. Except as set forth, on Section 4.10(c) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Transaction Expenses that may be incurred by the Company or its Subsidiaries related to the Transactions.

Section 4.11           Absence of Certain Changes.

(a)           Since the date of the Company Balance Sheet through the date of this Agreement, except for the negotiation, execution and performance of this Agreement and the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice.

(b)           Since the date of the Company Balance Sheet, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth on Section 4.11(c) of the Company Disclosure Letter, since November 30, 2025 through the date of this Agreement, there has not been any event, occurrence or action that, if taken by the Company or any of its Subsidiaries after the execution and delivery of this Agreement without Parent’s consent, would constitute a breach of any of the covenants in Section 6.01(b), except as has not had, and would not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.12           Material Contracts.

(a)            List of Material Contracts. Section 4.12 of the Company Disclosure Letter contains a true and complete list of all Material Contracts, as in effect as of the date of this Agreement.

(b)            Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms after the date of this Agreement) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. No condition exists or event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Since the date of the Company Balance Sheet, none of the Company or any of its Subsidiaries has received written, or to the Knowledge of the Company, oral notice of any violation of or material default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) or intent to terminate or cancel any Material Contract. The Company has made available to Parent at least two Business Days prior to the date of this Agreement complete and correct copies of each Material Contract (including any amendments, modifications or supplements thereof).

Section 4.13           Real Property.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”), together with the street address of such real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title (or good and indefeasible title with respect to Owned Real Property in Texas), in fee simple, free and clear of all Liens other than Permitted Liens, to the Owned Real Property (including the buildings, structures and other improvements thereon and fixtures thereto), (ii) the Company and its Subsidiaries are not in default under any material affirmative or restrictive covenant encumbering any Owned Real Property, (iii) the Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, and (iv) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)           Section 4.13(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all leases, licenses, subleases and occupancy agreements, including all amendments thereto (the “Real Property Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”), together with the street address of such real property. The Company has made available to Parent true and complete copies of all Real Property Leases. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in the Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) the Real Property Leases are legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Enforceability Exceptions, (iii) neither the Company nor any of its Subsidiaries, has received written notice that it is in default, or is in default, under any Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred since the Lookback Date, or currently exists, which constitutes or would constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Real Property Lease on the part of the Company or its applicable Subsidiary or, to the Knowledge of the Company, the other party thereto, (iv) to the Knowledge of the Company, no counterparty to any Real Property Lease is in breach or default under such Real Property Lease, and (v) the Company and its Subsidiaries have not, except as set forth in Section 4.13(b) of the Company Disclosure Letter, (1) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, or (2) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c)           The Real Property constitutes all of the material real property used in the business and operations of the Company and its Subsidiaries. (i) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair, subject to ordinary wear and tear, and sufficient for the operation of the business of the Company and its Subsidiaries, and (ii) there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened, affecting any Real Property or any portion thereof or interest therein, in each case, except as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.14           Environmental Matters. Except as set forth in Section 4.14 of the Company Disclosure Letter: (a) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits that are required for the Company and its Subsidiaries to conduct the business or operations of the Company and its Subsidiaries; (b) since the Lookback Date (or earlier to the extent unresolved), no written notice of violation or demand related to any material violation of, or material liability under, Environmental Law has been received by the Company or any of its Subsidiaries; (c) no Proceeding is pending or threatened in writing or, to the Knowledge of the Company, threatened orally against the Company or any of its Subsidiaries under, or alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability with respect to, any Environmental Law; (d)  neither the Company nor any of its Subsidiaries has Released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to, any Hazardous Substance, including on or under any real property owned, leased or operated by the Company or any of its Subsidiaries, in each case in quantities or under conditions that require remediation by the Company or any of its Subsidiaries or as has given or would reasonably be expected to give rise to material liability to the Company or any of its Subsidiaries pursuant to any Environmental Law; and (e) neither the Company nor any Subsidiary has expressly assumed by Contract, or provided any indemnity to a third party for, any outstanding material liability or obligation of a third party under Environmental Law. The Company and its Subsidiaries have made available to Parent copies of all environmental compliance audits prepared since the Lookback Date related to the Company’s or its Subsidiaries current real property, and Phase I environmental site assessment reports, Phase II reports and material documents relating to a pending or threatened claim related to Environmental Laws or Environmental Permits, in each case, related to the Company’s and its Subsidiaries’ past or current real properties or operations that are in their possession or under their reasonable control.

Section 4.15           Intellectual Property.

(a)            Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Registered Intellectual Property. The Company has maintained all Registered Intellectual Property listed on Section 4.15(a) of the Company Disclosure Letter in the ordinary course consistent with reasonable business and commercial practices.

(b)           The Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) is entitled to use and exploit each item of Licensed Intellectual Property used in, material to, or necessary for the operation of the business of the Company and its Subsidiaries, and (iii) has the valid, sufficient and enforceable right to use all Intellectual Property used in, material to, or necessary for the operation of the business of the Company and its Subsidiaries. All Registered Intellectual Property, including each item set forth on Section 4.15(a) of the Company Disclosure Letter, is subsisting and valid and enforceable. Immediately after the Closing, subject to obtaining any consents set forth on Section 4.04 of the Company Disclosure Letter, all Licensed Intellectual Property, Company Intellectual Property and Systems used by, owned by, licensed to or available for use by the Company or its Subsidiaries will remain owned by, licensed to or available for use by the Company and its Subsidiaries on the same or substantially the same terms and conditions in all material respects as in effect immediately prior to the Closing without payment of any additional amounts or consideration.

(c)           There are no, and since the Lookback Date there have been no, Proceedings pending to which the Company or any Subsidiary is bound or threatened in writing or, to the Knowledge of the Company, threatened orally or otherwise (including notices that the Company or any Subsidiary requires a license to any third party Intellectual Property or cease and desist letters) by any Person against the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries against any Person alleging infringement, misappropriation, dilution or other violation of any Company Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property.

(d)           (i) The conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or violate and, in the last six (6) years, has not infringed, misappropriated, diluted or violated any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating or, since the Lookback Date, has infringed, misappropriated, diluted or violated any Company Intellectual Property.

(e)           The Company and its Subsidiaries take (and since the Lookback Date have taken) commercially reasonable actions to protect its ownership in and the confidentiality of the material Company Intellectual Property and material Company Information, including such commercially reasonable actions as are necessary to maintain the confidentiality of the material trade secrets forming a part of the Company Intellectual Property. No material trade secrets, Company Information, or confidential information of the Company and Subsidiaries have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement. All material Intellectual Property developed by past or current employees, consultants, or independent contractors of the Company or any of its Subsidiaries in the scope of their employment or engagement either vested in the Company or one of its Subsidiaries by operation of Law or has been assigned to the Company or one of its Subsidiaries under a written agreement and all Persons with access to material trade secrets or confidential information of the Company or any of its Subsidiaries have signed agreements with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor is in violation of such agreement or duty.

Section 4.16           Data Privacy and Security.

(a)            The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Privacy Commitments in all material respects. All Personal Information collected, processed, transferred, disclosed, shared, stored, protected or used by the Company or its Subsidiaries, or shared with a third party, in connection with the operation of their respective businesses is, and since the Lookback Date has been, collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in accordance with all applicable Privacy Commitments in all material respects. Since the Lookback Date, the Company has not sold, licensed or rented any Personal Information to a third party for monetary or other valuable consideration. Except as set forth on Section 4.16(a) of the Company Disclosure Letter, the Company and its Subsidiaries are not, and since the Lookback Date have not been, (i) to the Knowledge of the Company, under audit or investigation by any Governmental Authority regarding the Company’s compliance with applicable Privacy Commitments or any Information Security Incident (ii) subject to any third-party notification, claim, demand, audit or action in relation to the Company’s collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, the Company’s compliance with applicable Privacy Commitments or any Information Security Incident, or (iii) required to notify any Person of any Information Security Incident or non-compliance with any Privacy Commitments.

(b)            The Company and its Subsidiaries (i) have implemented and maintain commercially reasonable technical, physical, and organizational measures intended to protect against and identify anticipated threats or hazards to, the security, confidentiality, integrity and availability of Personal Information, Company Information and Systems, and (ii) have commercially reasonable procedures in place designed to remediate (A) Information Security Incidents and (B) audit or security assessment findings deemed to be a material, critical or high risk to the effectiveness of the Systems. There are no viruses, trojan horses, backdoors, malicious code, or material, critical, or high-risk vulnerabilities or deficiencies existing in Systems. The Systems are functional and operate and run in a reasonable and efficient business manner in all material respects. Since the Lookback Date, there has been no failure, breakdown or other material substandard performance of the Systems which has caused any material disruption or interruption in or to the use of the Systems or to the business of the Company and its Subsidiaries.

(c)            Except as set forth on Section 4.16(c) of the Company Disclosure Letter, since the Lookback Date, the Company and its Subsidiaries have not experienced any Information Security Incident involving the Company or any of its Subsidiaries or any Company Information, confidential information or trade secrets included in the Company Intellectual Property on behalf of the Company or its Subsidiaries.

Section 4.17           Tax Matters.

(a)            Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by it and each such Tax Return is true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Returns (other than automatic extensions requested and obtained in the ordinary course of business).

(b)           The Company and each of its Subsidiaries has timely paid all income and other material Taxes that are required to be paid by it (whether or not shown on any Tax Return).

(c)           All material amounts required to have been collected or withheld by the Company or any of its Subsidiaries for the payment of Taxes have been timely remitted to the Taxing Authority to whom such payment is due, and each of the Company and its Subsidiaries has (i) withheld all material Taxes required to have been withheld by it and (ii) complied with all material information reporting and record keeping requirements under all applicable Laws with respect thereto.

(d)           Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations for, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, and no requests for any such waivers have been made that are still pending.

(e)           Neither the Company nor any of its Subsidiaries has received written notice of any actual or proposed deficiencies or assessments for material Taxes that have not since been paid in full or otherwise resolved with no further liability to the Company or any of its Subsidiaries.

(f)            No claim has been made by any Governmental Authority in a jurisdiction in where any of the Company or its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax by or required to file Tax Returns in that jurisdiction.

(g)            Except as set forth on Section 4.17(g) of the Company Disclosure Letter, no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing.

(h)           No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(i)            Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or use of an improper method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-United States Law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amounts or deferred revenue received or accrued prior to the Closing or (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(j)            Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement (1) solely between or among the Company and its Subsidiaries or (2) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any liability for the Taxes of any Person, other than the Company and its Subsidiaries, pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, operation of Law or otherwise. Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for any period (other than a group the common parent of which is or was the Company or one of its Subsidiaries).

(k)            Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” as set forth in Treasury Regulation § 1.6011-4(b).

(l)            Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(m)           Neither the Company nor any of its Subsidiaries has requested, is the subject of, or is bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Governmental Authority with respect to any Taxes.

(n)           Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which such entity is organized.

(o)           Within the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(p)           The Company and each of its Subsidiaries has collected all sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(q)           The Company is and has been since the Lookback Date properly treated as a corporation for U.S. federal (and applicable state and local) Tax purposes. The U.S. federal income Tax classification of each Subsidiary of the Company since such Subsidiary’s formation is set forth in Section 4.17(q) of the Company Disclosure Letter.

(r)            The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws regarding escheat and/or unclaimed property.

Section 4.18           Employee Benefits.

(a)            Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all material Employee Plans. The Company has made available to Parent and Merger Sub true and complete copies (to the extent applicable) of: (i) each material Employee Plan document and any amendments thereto (or, in the case of any such Employee Plan that is unwritten, a description of the material terms thereof); (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each material Employee Plan; (iii) if any Employee Plan is funded, the most recent financial statements required to be prepared under applicable Law; (iv) the current summary plan description and any summaries of material modifications thereto; (v) each administrative service agreement, trust agreement and insurance or group annuity contract or other funding arrangement relating to any material Employee Plan; (vi) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely); (vii) all non-routine correspondence to or from any Governmental Authority received in the last three (3) years with respect to any material Employee Plan; and (viii) the most recently completed non-discrimination testing result for each Employee Plan for which such test is required.

(b)           Except as set forth on Section 4.18(b) of the Company Disclosure Letter, no Employee Plan is and neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to, or is required to contribute to or has any current or contingent liability or obligation under or with respect to (including on account of an ERISA Affiliate): (i) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code); (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was covered by Section 412 of the Code or Title IV of ERISA, other than a Multiemployer Plan (a “Pension Plan”).

(c)            Each Employee Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, as to its qualified status issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no event, condition or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan. With respect to each Employee Plan, all contributions, premiums and benefit payments due have been timely paid and all such amounts for any period ending on or before the Closing Date that are not yet due under the terms of the Employee Plans or applicable Laws have been timely made or properly accrued on the financial statements of the Company or a Subsidiary thereof, as applicable.

(d)           There are no Proceedings, claims, examinations or audits pending or, to the Knowledge of the Company threatened on behalf of or relating to any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits.

(e)           None of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or agents or, to the Knowledge of the Company, any other Person has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA) and there has been no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that could, in either case, reasonably be expected to result in the imposition of a material Tax or material penalty.

(f)            Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Employee Plan provides post-termination or retiree life insurance, health or other welfare-type benefits (an “OPEB Plan”) to any person, except as required by Section 4980B of the Code or any similar state Law (and for which the covered individual pays the full cost of coverage). The termination of any OPEB Plan has been performed in accordance with the terms of such plan and applicable Law and no liability to the Company or any of its Subsidiaries remains with respect to any OPEB Plan.

(g)           With respect to each Pension Plan, within the last six (6) years, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, including in connection with the Transactions, (ii) none of the Company or any of its Subsidiaries or any ERISA Affiliate has failed to make any contributions required under Sections 412 and 430 of the Code and Section 302 of ERISA on a timely basis, and no lien on the assets of the Company or any of its Subsidiaries or any ERISA Affiliate has arisen under ERISA or Section 430(k) of the Code, (iii) none of the Company or any of its Subsidiaries or any ERISA Affiliate is required to provide security under Section 436(f) of the Code, (iv) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (v) no filing has been made with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Pension Plan and no condition exists which would be reasonably expected to constitute grounds for the termination of any such Pension Plan by the PBGC, and (vi) no liability has been incurred under Section 4062(e) of ERISA. With respect to each Pension Plan (x) timely notice required under Section 204(h) of ERISA was delivered to participants and beneficiaries affected by a Pension Plan amendment resulting in a cessation or significant reduction of the rate of future benefit accruals and (y) there have been no violations of the applicable benefits restrictions under Section 436 of the Code.

(h)           Except as set forth on Section 4.18(h) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Transactions, either alone or in combination with another event, could (i) entitle any current or former employee, officer, or director of the Company (or any dependent or beneficiary thereof) to any compensation or benefit (whether in cash, property, the vesting of property, forgiveness of indebtedness or otherwise); (ii) accelerate the time of payment or vesting, trigger any payment or funding, or increase the amount of any compensation, equity award or benefits payable to any such person set forth in the preceding clause (i); (iii) result in any payment or benefit (whether in cash, property, the vesting of property, forgiveness of indebtedness or otherwise) that, individually or together with any other payment or benefit, could reasonably be expected to constitute a parachute payment within the meaning of Section 280G of the Code or require the Company or its Subsidiaries to make any “gross up” or similar payment in connection therewith; (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Employee Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan at or following the Effective Time. Neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or reimbursement payment to any current or former employee, director, or other service provider of the Company or any of its Subsidiaries.

(i)            Section 4.18(i) of the Company Disclosure Letter sets forth a complete and correct list of each Multiemployer Plan. With respect to each Multiemployer Plan: (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively)) has been incurred by or assessed against the Company or any of its Subsidiaries, or any ERISA Affiliate (collectively, “MEPP Liability”) and no circumstances exist that would reasonably be expected to result in any MEPP Liability (including as a result of the transactions contemplated by this Agreement); (ii) none of the Company or any of its Subsidiaries, or any ERISA Affiliates has received notice from any Multiemployer Plan that such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination); and (iii) neither the Company nor any ERISA Affiliate thereof has received written notice from a Multiemployer Plan that such Multiemployer Plan has been terminated, has been or is expected to become insolvent (within the meaning of Section 4245 of ERISA), or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (iv) all required contributions, withdrawal liability payments and other payments that the Company or any of its Subsidiaries or any ERISA Affiliate has been obligated to make to any Multiemployer Plan have been timely made. Neither the Company nor any of its Subsidiaries is bound by any contract addressing, and does not have any liability described in, Section 4204 of ERISA. With respect to each Multiemployer Plan, the Company has delivered to Parent true and complete copies of all material documents in connection with each such Multiemployer Plan in its possession including: (i) any statements received by the Company or any of its Subsidiaries from any Multiemployer Plan of any actual, potential or estimated withdrawal liability; (ii) any participation agreement and/or rehabilitation or funding improvement plan in effect as of the date hereof; and (iii) any material correspondence relating to the Multiemployer Plan’s funded status for the current or immediately preceding plan year, relating to or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation, or containing any reference to or description of any rehabilitation plan or default plan in effect as of the date hereof that was adopted under applicable Laws.

(j)            No event has occurred, and no conditions or circumstance exists, that could reasonably be expected to subject the Company, any of its Subsidiaries or an Employee Plan to material penalties, excise Taxes or assessments under Sections 6055, 6056, 4980B, 4980D or 4980H of the Code or any provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder).

(k)            Each Employee Plan that constitutes in any party a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and no amount under any such Employee Plan is, has been or would reasonably be expected to be subject to any Tax under Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 4.19           Labor Matters.

(a)            Except as set forth on Section 4.19(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, bound by, otherwise subject to, or currently negotiating any Collective Bargaining Agreement, and other than under any Collective Bargaining Agreement set forth on Section 4.19(a) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is represented by any Union or group of employees with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there are, and since the Lookback Date there have been, no efforts or Proceedings of any Union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such efforts or Proceedings have been threatened. As of the date of this Agreement, there is, and since the Lookback Date there has been, no strike, lockout, work slowdown, work stoppage, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against the Company or any of its Subsidiaries pending or to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no labor organizational or decertification activities underway or threatened by, or on behalf of, or against any Union with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred since the Lookback Date.

(b)           The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with applicable Laws respecting labor, employment and employment practices, including employee wage and hour requirements (including the classification of independent contractors and exempt and non-exempt employees), employee immigration status (including with respect to their employees’ lawful right to work in the United States, the proper confirmation of employee visas and retaining Forms I-9 of their applicable employees), discrimination in employment, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools, other artificial intelligence, employee health and safety, and collective bargaining. Neither the Company nor any of its Subsidiaries have taken any action that would result in any material liability under the WARN Act during the three-year period prior to the date of this Agreement.

(c)            No employee with annualized cash compensation at or above $300,000, (i) has provided the Company or its applicable Subsidiary of written notice of such employee’s intent to terminate his or her employment with the Company or its applicable Subsidiary prior to the one-year anniversary of the Closing Date, (ii) is employed pursuant to a non-immigrant work visa or work permit that is limited in duration, or (iii) to the Knowledge of the Company, is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to: (A) the Company or any of its Subsidiaries; or (B) any third party with respect to such person’s right to be employed as an employee of the Company or any of its Subsidiaries.

(d)            Except as would not result in material liability: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to any employee or individual independent contractor of the Company or any of its Subsidiaries as of the date hereof under applicable Laws, Contract or policy; and (ii) each individual who is providing, or who in the past three years has provided, services to the Company or any of its Subsidiaries and who is or was classified and treated as an exempt employee or an independent contractor, has been properly classified and treated as such for all applicable purposes.

(e)            Except as set forth on Section 4.19(e) of the Company Disclosure Letter, there are no Proceedings pending as of the date of this Agreement, nor have there been any since the Lookback Date, to the Knowledge of the Company, threatened, related to any sexual, racial or other harassment or discrimination or unlawful retaliation by any employee of the Company or its Subsidiaries. Since the Lookback Date, there have been no investigations by or reports made to the Company’s audit committee related to any allegations of sexual, racial or other harassment or discrimination or unlawful retaliation by any executive officer, director or supervisory employee of the Company or its Subsidiaries. To the Knowledge of the Company, there are no allegations of, and no investigations by Third Parties pending or threatened in writing relating to allegations of, sexual, racial or other harassment or discrimination, unlawful retaliation, or other types of misconduct by any executive officer, director or supervisory employee of the Company or any of its Subsidiaries in such individual’s role as an executive officer, director or supervisory employee of the Company or any of its Subsidiaries that would be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.20          Compliance with Laws.

(a)            The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations, properties or assets of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date, no written notice, charge, Order or assertion has been received by the Company or, threatened in writing or, to the Knowledge of the Company, threatened orally against the Company or any of its Subsidiaries, alleging any violation of any Laws other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and from the Lookback Date have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

Section 4.21            Proceedings; Orders.

(a)            Other than as set forth on Section 4.21(a) of the Company Disclosure Letter, there are no material Proceedings pending or, to the Knowledge of the Company, threatened, or, any material investigations, examinations or audits pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets, or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries).

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any Order that is in effect.

Section 4.22            Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, cybersecurity, products liability, directors’ and officers’ liability, fiduciary and other casualty and liability insurance (but excluding any insurance policies underlying an Employee Plan set forth on Section 4.18(a) of the Company Disclosure Letter), that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries, a true and complete list of which, as of the date of this Agreement, is set forth on Section 4.22 of the Company Disclosure Letter. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to a period ending prior to the Effective Time), (c) no notice of cancellation or termination has been received or threatened in writing or, to the Knowledge of the Company, threatened orally with respect to any such policy other than ordinary renewals, (d) neither the Company nor any of its Subsidiaries is in breach of, or default under any such insurance policy, (e) there are no material claims under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier, (f) the Company and its Subsidiaries maintain insurance underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with applicable Law and all Material Contracts, and (g) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies.

Section 4.23            Anti-Corruption Compliance. Except as would not be material to the Company and its Subsidiaries, taken individually and as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, employee or agent of the Company or any of its Subsidiaries has (in each case acting on behalf of the Company or its Subsidiaries), in the last five (5) years, directly or knowingly indirectly, taken any action that would cause any of the foregoing to be in material violation of any provision of the FCPA or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operate or in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”). The Company and its Subsidiaries have instituted policies and procedures as required by, and designed to require compliance with, the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect in all material respects.

Section 4.24            Economic Sanctions & Export Controls Compliance.

(a)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and in the last five (5) years have been, in material compliance with all applicable economic sanctions Laws or trade restrictions and export control Laws administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”).

(b)            None of the Company, any of its Subsidiaries or any of their respective directors or officers is a Person (i) that is organized or ordinarily resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. Sanctions, or (ii) with whom dealings are restricted or prohibited under any Sanctions.

Section 4.25           Top Customers and Suppliers.

(a)            Section 4.25(a)(i) of the Company Disclosure Letter sets forth a true and complete list of the fifteen (15) largest customers (the “Top Customers”) of the Company and its Subsidiaries based on the consolidated purchase volume, measured by the gross amount invoiced to such Persons by the Company or its Subsidiaries for the twelve (12) consecutive calendar months ended November 30, 2025. Since the date of the Company Balance Sheet, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Customer, and, neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Customer to the effect that any such customer (a) except as set forth on Section 4.25(a)(ii) of the Company Disclosure Letter, has terminated or materially changed, modified, amended or reduced, or intends to terminate or materially change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (b) has or will fail to perform in any material respect, or intends to fail to perform in any material respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries.

(b)            Section 4.25(b) of the Company Disclosure Letter sets forth a true and complete list of the fifteen (15) largest suppliers or vendors (the “Top Suppliers”) to the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for the twelve (12) consecutive calendar months ended November 30, 2025. Since the date of the Company Balance Sheet, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Supplier, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Supplier to the effect that any such supplier (a) has terminated or materially changed, modified, amended or reduced, or intends to terminate or materially change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries.

Section 4.26            Product Liability and Recall. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, currently and since the Lookback Date, (i) none of the Company’s or any of its Subsidiaries’ products have been or, have been threatened in writing to be, seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, distribution, or commercialization activity by a Governmental Authority, (ii) except as set forth on Section 4.26 of the Company Disclosure Letter, no Proceedings seeking the withdrawal, recall, revocation, suspension, import refusal, or seizure of any of the Company’s or any of its Subsidiaries’ products are pending or, have been threatened in writing or, to the Knowledge of the Company, threatened orally against the Company or any of its Subsidiaries, (iii) each product of the Company and its Subsidiaries has (x) been manufactured, processed, prepared, held, handled, labeled, packaged, repackaged, stored, warehoused, delivered, transported or distributed in accordance with Food Laws and current Good Manufacturing Practices as implemented in 21 C.F.R. Parts 110 and 117, as applicable, and (y) been labeled, promoted, and advertised in compliance with Food Laws or otherwise as permitted by Governmental Authority and applicable Law, (iv) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (v) there is no pending or, to the Knowledge of the Company, threatened involuntary or compulsory recall, market withdrawal, safety alert, investigation or any other similar notice or action relating to any alleged defect, violation, or lack of safety or efficacy of any products or good of any direct or indirect customer of the Company and its Subsidiaries.

Section 4.27            Related Party Transactions. Except for compensation, indemnification or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including but not limited to any director or officer thereof, but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. Except as set forth in Section 4.27 of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, vendor or other independent contractor of the Company or its Subsidiaries, or any Person which is party to a Material Contract.

Section 4.28            Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has disclosed to Parent on Section 4.28 of the Company Disclosure Letter the reasonably estimated fee paid or to be paid by the Company in connection with its engagement of the Company Financial Advisor. The Company has made available solely to Parent’s counsel a true, correct and complete copy of the Company Financial Advisor engagement letter.

Section 4.29            Food Regulatory Matters.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all products sold or otherwise distributed by or on behalf of the Company or any of its Subsidiaries, and all products currently in inventory, including all packaging and food contact substances used in or with such products (“Company Products”), are not and were not “adulterated,” “misbranded,” or otherwise materially violative within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act or other applicable Food Laws; (ii) the products, facilities, services and operations of the Company its Subsidiaries are and since the Lookback Date have been in compliance in all material respects with all Food Laws; (iii) neither the Company nor any of its Subsidiaries has since the Lookback Date (or earlier to the extent unresolved) received any adverse notification or inquiry from any Governmental Authority (including any inspectional observations on FDA Form 483s, untitled or warning letters from the FDA, facility suspensions, FDA regulatory meetings, import refusals or other enforcement actions) or third party alleging any material violation by the Company or any of its Subsidiaries or any of the Company Products of any Food Law; (iv) there are no investigations, audits or other Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a material violation of a Food Law nor any ongoing obligations required from the prior resolution of any alleged or actual material violation of Food Laws; and (v) all registrations, reports, documents, process filings, permits, notifications, petitions or notices required to be filed, maintained or furnished to any Governmental Authority with respect to the Company and its Subsidiaries or any Company Products have been so filed, maintained or furnished in a timely manner.

(b)            The Company and its Subsidiaries have made available to the Parent true and correct copies of all material reports, audits, data, investigations, correspondence or other documents related to compliance with Food Laws that are in the possession or control of the Company and its Subsidiaries.

Section 4.30            Transportation.

(a)            To the Knowledge of the Company, all individuals who drive and operate one or more of the trucks, trailers or other vehicles that are owned by the Company of any of its Subsidiaries and that are used to transport cargo (any such vehicle, a “Company Transport Vehicle”), in each case, on behalf of the Company or any of its Subsidiaries, are, in all material respects, properly classified under applicable Laws as employees of the Company or the applicable Subsidiary of the Company or as independent contractors, leased employees or agency drivers, in each case to the extent such classifications are permitted under applicable Law. Except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since the Lookback Date (or earlier to the extent unresolved), received written notice alleging misclassification of any such individuals.

(b)            The Company and its Subsidiaries: (i) conduct their transportation operations primarily as a private carriage in their business, and not as a for-hire carrier in any manner that would reasonably be expected to result in material liability or regulatory enforcement; (ii) hold, to the extent required by applicable Law, a U.S. DOT number registration from the Federal Motor Carrier Safety Administration and any required Governmental Authorizations, registrations or carrier authority from any applicable state Governmental Authority with regulatory authority over carriers that conduct intrastate operations in any such state; (iii) do not have and have not since the Lookback Date (or earlier to the extent unresolved) received any written notice of an “unsatisfactory” safety rating from the Federal Motor Carrier Safety Administration or from any applicable state Governmental Authority with regulatory authority over carriers that conduct intrastate operations in any such state; and (iv) are and have been since the Lookback Date in compliance in all material respects with all applicable local, state and federal Laws and Orders with respect to (A) the Federal Motor Carrier Safety Regulations and state carrier safety regulations, (B) state and federal fuel taxes and highway use taxes, subject to good-faith contests, (C) the payment of personal property taxes on all Company Transport Vehicles, subject to good-faith contests, (D) sales and use taxes on the purchase or lease of Company Transport Vehicles, and (E) food safety transportation, except, in each case, where the failure to be so in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            The Company and its Subsidiaries have vetted all third party for-hire carriers, transportation brokers and logistics providers with whom the Company or any of its Subsidiaries contracts or uses to transport cargo, in each case in accordance with commercially reasonable industry standards, to ensure material compliance with applicable Laws and Orders.

Section 4.31            No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to this Article 4) or any other agreement contemplated to be executed and delivered hereunder, neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5 or under any other agreement, document or instrument contemplated hereby, none of Parent, Merger Sub, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub, or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The representations and warranties made by Parent and Merger Sub in Article 5 and under any other agreement, document or instrument contemplated hereby constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that Parent and its Affiliates (including Merger Sub) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding Parent and its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01            Corporate Existence and Power. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of incorporation, and (b) has the requisite corporate or similar entity power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL, and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 5.02            Corporate Power; Enforceability. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into, deliver and perform its respective obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each agreement, document and instrument contemplated to be executed and delivered hereby and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate or similar entity action on the part of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or any of the other agreements, documents or instruments contemplated to be executed and delivered hereby by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and thereunder, and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution, and delivery hereof by the Company, this Agreement constitutes legal, valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03            Non-Contravention. The execution and delivery of this Agreement and each agreement, document or instrument contemplated to be executed and delivered hereby by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, give rise to any payment obligation under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract, Governmental Authorization or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 5.04 are made and obtained, violate or conflict with any Order or Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

Section 5.04            Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution and delivery of this Agreement or the other agreements, documents or instruments contemplated hereby by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement or the other agreements, documents or instruments contemplated hereby; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or any other agreement, document or instrument contemplated hereby or to consummate the Transactions.

Section 5.05            Operation of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and as of the date of this Agreement will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the Transactions or incidental to its formation.

Section 5.06            No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt or approve the Agreement or the Transactions.

Section 5.07            Proceedings; Orders. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub as of the date of this Agreement, threatened against or affecting, Parent, Merger Sub or any of its other Subsidiaries that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions. None of Parent, Merger Sub or any of its other Subsidiaries is subject to any Order that is in effect and that would prevent or materially delay the consummation of the Transactions or negatively affect to a material extent the ability of Parent or Merger Sub to fully perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

Section 5.08            Stock Ownership. None of Parent, Merger Sub or any of their respective Subsidiaries, or any Affiliate of Parent is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.09            Financing.

(a)            Parent has delivered to the Company true, correct and complete copies of the executed Equity Commitment Letter, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest the cash amounts set forth therein in the manner set forth therein (the “Equity Financing”).

(b)            As of the date of this Agreement, (i) neither the Equity Commitment Letter nor the Parent Credit Facility has been amended, modified, withdrawn, terminated or rescinded in any respect, and the commitments set forth in the Equity Commitment Letter and the Parent Credit Facility have not been withdrawn or rescinded in any respect, (ii) the Equity Commitment Letter and the Parent Credit Facility are in full force and effect and are valid, binding and enforceable (in accordance with its terms) obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject to the Enforceability Exceptions, and (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Equity Commitment Letter or the Parent Credit Facility that could reasonably be expected to result in the failure of the funding conditions thereunder. There are no conditions precedent related to the Equity Financing, other than as set forth in the Equity Commitment Letter. There are no conditions precedent related to the Parent Credit Facility other than as previously provided to the Company. Parent has fully paid, or caused to be fully paid, any and all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Equity Commitment Letter and the Parent Credit Facility. As of the date of this Agreement, there are no side letters or other agreements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Equity Financing or the Parent Credit Facility that would adversely impact the availability of the Equity Financing or the Parent Credit Facility, respectively, and the funding of the full amount thereof.

(c)            Parent understands and acknowledges that Parent and Merger Sub’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to the receipt by, or availability of funds or financing to, Parent or any of its Affiliates (including the Equity Financing). As of the date hereof, assuming satisfaction of the conditions contained in Section 7.02, Parent does not have any reason to believe that any of the conditions to the Equity Financing as set forth in the Equity Commitment Letter or any of the conditions to the Parent Credit Facility (which have been previously provided to the Company) will not be satisfied on a timely basis or that the Required Amounts (as defined below) will not be available to Parent and Merger Sub on or prior to the Closing Date.

Section 5.10           Sufficient Funds. Assuming the satisfaction or waiver of the conditions contained in Article 7, the aggregate proceeds of the Equity Financing and other sources of immediately available funds will be sufficient for Parent and Merger Sub to make all cash payments contemplated to be made by Parent and/or Merger Sub under this Agreement that are required to be paid on the Closing Date (such amount, the “Required Amounts”).

Section 5.11            Guaranty. Concurrently with the execution of this Agreement, the Guarantors have executed and delivered to the Company the Guaranty of the Guarantors, dated as of the date of this Agreement, in favor of the Company. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to the Enforceability Exceptions). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

Section 5.12            Solvency. As of the Closing, immediately after giving effect to the transactions contemplated by this Agreement (including any financings to be undertaken in connection therewith) (including the Equity Financing and the payment of the Required Amounts), assuming the accuracy in all material respects of the representations and warranties of the Company and its Subsidiaries set forth in Article 4, the satisfaction of the conditions set forth in Section 7.03, and compliance by the Company and its Subsidiaries of their covenants and agreements in this Agreement, and that the Company and its Subsidiaries, taken as a whole, are Solvent, the Surviving Corporation and its Subsidiaries will, on a consolidated basis, (i) own assets with a then present fair saleable value in excess of their liabilities (ii) be able to pay their respective debts as they become absolute and matured, and (iii) not have unreasonably small capital to carry on its respective businesses (the satisfaction of the conditions described in the foregoing clauses (i) through (iii), mutatis mutandis, with respect to a particular Person or Persons, “Solvent”).

Section 5.13            Brokers’ Fees. Other than the engagement of Stephens Inc. by Parent to act as its financial advisor, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

Section 5.14            Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement or any other agreement, document or instrument contemplated hereby, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein or therein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) except as expressly included in this Agreement or any other agreement, document or instrument contemplated hereby.

Section 5.15            No Other Representations and Warranties. Except for the express representations and warranties made by Parent and Merger Sub in this Article 5 or under any other agreement, document or instrument contemplated hereby, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, Parent and its Subsidiaries (including Merger Sub) expressly disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries (including Merger Sub) or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article 4) or any other agreement, document or instrument contemplated hereby, neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article 4) or any other agreement, document or instrument contemplated hereby constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement or the Transactions. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

Article 6
COVENANTS

Section 6.01            Conduct of the Company.

(a)            Except (i) as expressly required by this Agreement, (ii) as set forth in Section 6.01(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as approved by Parent in writing, with email being sufficient, the Company covenants and agrees that, during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with its officers, employees, suppliers, customers, distributors, licensors, lenders, Governmental Authorities and other Persons with whom the Company or its Subsidiaries have material business dealings; provided, that the failure by the Company or its Subsidiaries to take any action prohibited by any provision of Section 6.01(b) shall not be deemed to be a breach of the covenants contained in this Section 6.01(a) (unless Parent has given its written consent to take such action hereunder).

(b)            Except (i) as expressly required by this Agreement, (ii) as set forth in Section 6.01(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as approved by Parent in writing, with email being sufficient, during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(i)              amend, modify or otherwise change the Organizational Documents of the Company or any of its Subsidiaries;

(ii)             propose, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iii)            (A) issue, sell, deliver, grant, pledge, transfer, renew, extend, modify any rights with respect to, dispose of or encumber, or agree or commit to issue, sell, deliver, grant, pledge, transfer, renew, extend, modify any rights with respect to, dispose of or encumber, (1) any Company Securities (other than the issuance of Company Common Stock in accordance with the terms of any award agreements (or similar agreements) with respect to, and upon the exercise or settlement of, Company Stock Options, Company RSUs, Company PBRSUs or Company CSRSUs outstanding prior to the date hereof) or (2) any Subsidiary Securities; or (B) adopt a rights plan;

(iv)            reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interest, other than (A) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the settlement of Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs outstanding prior to the date hereof or (B) the acquisition by the Company of Company Stock Options, Company RSUs, Company PBRSUs and Company CSRSUs outstanding prior to the date hereof in connection with the forfeiture of such awards, in each case, in accordance with their respective terms as in effect as of the date hereof;

(v)            establish a record date for, declare, set aside, make or pay any dividends on, or make any other distribution (whether in cash, shares or other equity or property, including any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries;

(vi)            (A) incur, issue, create, guarantee, endorse, renew, replace, extend, assume, suffer to exist or otherwise become liable or responsible for any indebtedness, material obligations or guarantees thereof, supplement, amend, modify or refinance any indebtedness, forgive any indebtedness or guarantees thereof owing to any of the Company or its Subsidiaries, in each case, whether or not evidenced by a note, bond, debenture or similar instrument, and including any letters of credit, surety bonds, performance bonds or other credit support, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money to any other Person or issue or sell any debt securities, except for (1) trade payables incurred in the ordinary course of business consistent with past practice, (2) loans advanced to wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, or (3) Indebtedness incurred under the Company Credit Facility in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed (together with Transaction Expenses and net of unrestricted cash of the Company) $32.6 million at any time; or (B) mortgage or pledge any assets, tangible or intangible, or incur, assume, permit, allow, create or suffer to exist any Lien thereupon, except for any Permitted Liens;

(vii)          except to the extent required by applicable Law, by any Employee Plan disclosed on Section 4.18(a) of the Company Disclosure Letter, or Collective Bargaining Agreement in effect on the date of this Agreement, (A) enter into, adopt, amend, modify or terminate any Employee Plan (or any other benefit or compensation plan, policy, arrangement or agreement that would be an Employee Plan if in existence on the date hereof), other than (1) modifications of health or welfare plans in connection with annual renewals in the ordinary course of business that do not result in a material cost increase to the Company or any of its Subsidiaries or (2) the entrance into, or termination of, any employment or consulting Contract with an employee or other individual service provider that would not be a Material Contract and that do not provide for annualized compensation opportunities that exceed $200,000, (B) withdraw from any Multiemployer Plan, in a “complete withdrawal” or a “partial withdrawal” as defined in Section 4203 and 4205 of ERISA, respectively, (C) increase the compensation, bonus, severance, retention or termination pay payable or that could become payable to any current or former directors, officers or employees or pay any benefit not required to be paid by any Employee Plan in effect as of the date of this Agreement, or (D) grant, amend or modify any Company Equity Awards or other equity or equity-based awards, severance or other new compensatory award or entitlement, or take any action to accelerate the time of vesting, funding or payment of any compensation, benefit, equity or equity-based award;

(viii)         waive, release, assign, compromise or settle any pending or threatened Proceeding (including with any Person or Governmental Authority) or any claims, liabilities or obligations arising out of, related to or in connection with any litigation or Proceeding, except for the settlement of any Proceeding that (A) is for solely monetary payments by the Company or its Subsidiaries of no more than $100,000 individually or $250,000 in the aggregate and does not impose any material non-monetary obligations on the Company or its Subsidiaries, or (B) is paid entirely by an insurer on behalf of the Company or its Subsidiaries without any material increase in the premiums due under such policies;

(ix)            change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof) or by any Governmental Authority;

(x)             (A) make inconsistent with past practice, revoke or change any Tax election, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, take action to surrender any claim for a refund of Taxes, fail to pay any Tax when due and payable (including estimated Taxes), incur any Taxes with respect to the Company or any of its Subsidiaries outside of the ordinary course of business, file any Tax Return inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any automatic extension of time in which to file a Tax Return) that, in each case, individually or in the aggregate, could have the effect of increasing, in any material respect, the Tax liability of the Company or any Subsidiary; or (B) change the entity classification of any Subsidiary of the Company;

(xi)            make, incur, enter into or commit to make, incur or enter into any capital expenditures in excess of $100,000 individually and $250,000 in the aggregate, other than (A) consistent with the capital expenditure budget for the fiscal year 2026 set forth in Section 6.01(b)(xi) of the Company Disclosure Letter, or (B) emergency capital expenditures that are necessary to maintain the operations of the Company’s business and properties as currently conducted; provided, that the Company shall consult with Parent prior to incurring any emergency capital expenditures in excess of $100,000, individually and $250,000 in the aggregate;

(xii)           enter into any Contract that if in effect on the date of this Agreement would be a Material Contract or modify in any material respect, amend in any material respect, terminate (other than any Material Contract, Real Property Lease or other lease that has expired in accordance with its terms), release, assign or waive any material rights or material claims under or with respect to any Material Contract or Real Property Lease except, in each case, for renewals of any Material Contract on substantially similar terms in the ordinary course of business;

(xiii)          engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xiv)          acquire (including by merger, consolidation or acquisition of stock or assets) any other Person or any division, equity interest therein or assets thereof in any one transaction or series of related transactions, other than acquisitions (A) of raw materials, supplies, equipment or inventory from vendors or suppliers for consumption or use in the ordinary course of business consistent with past practice or (B) that do not exceed $100,000 in the aggregate;

(xv)           lease, acquire or sell, or enter into any Contract to lease, acquire or sell, any real property or any interest therein outside the ordinary course of business consistent with past practice;

(xvi)          sell, assign, license, lease, transfer, mortgage, pledge, surrender, encumber, divest, cancel, allow to lapse or expire, abandon or otherwise dispose of or create any Lien on (other than any Permitted Lien), or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any of the Company’s or its Subsidiaries’ assets (excluding Intellectual Property), businesses or equity interests of the Company or any of its Subsidiaries, other than (i) such sales, assignments, licenses, leases, transfers or other dispositions of equipment, inventory and supplies in the ordinary course of business consistent with past practice, and (ii) disposals of property at the end of its useful life or disposals of obsolete or expired property;

(xvii)         sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on or grant any interest in or rights with respect to, any Company Intellectual Property (except for non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(xviii)        fail to maintain in full force and effect insurance policies covering the Company and its Subsidiaries and their respective directors, officers, properties, assets and businesses in a form and amount in all material respects;

(xix)          establish, adopt, enter into, amend, extend or terminate any Collective Bargaining Agreement (or recognize or certify any Union or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries);

(xx)           (A) grant any material refunds, credits, rebates or allowances to customers, other than refunds, credits, rebates or allowances granted in the ordinary course of business consistent with past practices or (B) make any material changes or modifications to its cash management methods or practices, including payment terms offered to counterparties;

(xxi)          adopt or implement any shareholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(xxii)         waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(xxiii)        (A) enter into a new line of business or (B) abandon or discontinue any existing line of business;

(xxiv)        implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would trigger the WARN Act; or

(xxv)         agree or commit to take any of the actions prohibited by this Section 6.01(b).

Section 6.02            Acquisition Proposals; Adverse Recommendation Change.

(a)            [RESERVED].

(b)            Subject to the other provisions of this Section 6.02, from and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company agrees that it shall, and it shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct its and their other Representatives to, immediately: (i) cease any solicitations, discussions, negotiations or communications with any Third Party with respect to any Acquisition Proposal or any inquiry, discussion, offer, request, negotiation or proposal that could reasonably be expected to result in an Acquisition Proposal (an “Inquiry”) that would be prohibited by this Section 6.02(b); (ii) request the prompt return or destruction of all non-public information and data concerning the Company or its Subsidiaries previously furnished to any such Third Party (or such Third Party’s Representatives, including potential financing sources) with whom a confidentiality agreement was entered into within the one year period immediately preceding the date of this Agreement in connection with its consideration of any Acquisition Proposal or Inquiry; (iii) cease providing any further information or access with respect to the Company and its Subsidiaries or otherwise in connection with any Acquisition Proposal or Inquiry to any such Third Party (or such Third Party’s Representatives, including potential financing sources); and (iv) terminate all access granted to any such Third Party (or such Third Party’s Representatives, including potential financing sources) to any physical or electronic data room. Subject to the other provisions of this Section 6.02, from and after the date of this Agreement, the Company shall not, and it shall cause each of its Subsidiaries and its and their officers and directors not to, and shall not authorize and shall direct and shall use commercially reasonable efforts to cause its and their other Representatives not to, directly or indirectly, (A) solicit, initiate, encourage or facilitate any Acquisition Proposal or Inquiry, including by providing information (including non-public information and data) relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or personnel of the Company or its Subsidiaries to any Third Party (or such Third Party’s Representatives), (B) engage in, enter into or otherwise participate in any discussions or negotiations with any Third Party (or such Third Party’s Representatives) with respect to an Acquisition Proposal or Inquiry, (C) approve or recommend an Acquisition Proposal or Inquiry, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (but excluding an Acceptable Confidentiality Agreement entered into pursuant to Section 6.02(c)) relating to an Acquisition Proposal (any of the foregoing, an “Alternative Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions, (E) fail to enforce, or grant any waiver or amendment or release under, any standstill or similar provision that prohibits a proposal being made to the Company unless (and only to the extent) the Company Board has determined in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, or (F) propose or agree to do any of the foregoing.

(c)            Notwithstanding anything to the contrary in Section 6.02(b), if after the date of this Agreement and prior to obtaining the Company Stockholder Approval the Company receives an unsolicited written bona fide Acquisition Proposal from a Third Party that did not result from a breach (other than a de minimis breach) of Section 6.02(b) and the Company Board has determined in good faith, based on the information then available, after consultation with the Company’s independent financial advisors and outside legal counsel, that (x) such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal and (y) the failure to take the actions set forth in clauses (i) and (ii) of this paragraph would be inconsistent with its fiduciary duties under applicable Law, the Company and its Subsidiaries and Representatives may, in response to such Acquisition Proposal, (i) furnish information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records and personnel of the Company or its Subsidiaries to such Third Party (and such Third Party’s Representatives, including potential financing sources) making such Acquisition Proposal (provided, however, that (A) prior to so furnishing such information or data, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement to the extent such Third Party did not previously enter into an Acceptable Confidentiality Agreement, (B) any non-public information concerning the Company or its Subsidiaries that is provided to such Third Party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such Third Party or its Representatives (and in any event within thirty-six (36) hours thereafter) and (C) any competitively sensitive information or data provided to any such Third Party in accordance with this Section 6.02 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and upon request the Company will provide Parent with evidence of such arrangements), and (ii) engage or otherwise participate in discussions or negotiations with such Third Party (and such Third Party’s Representatives, including potential financing sources) with respect to such Acquisition Proposal.

(d)            From and after the date of this Agreement, the Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after receipt of any Acquisition Proposal or any request for non-public information or data regarding the Company or any of its Subsidiaries or for access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries by any Third Party that informs the Company that it is making, has made or is considering making, an Acquisition Proposal, or any other Inquiry or request from any Third Party seeking non-public information or to have discussions or negotiations with the Company or its Representatives regarding a possible Acquisition Proposal or that the Company determines would be reasonably expected to lead to an Acquisition Proposal. Such notice shall be made in writing and shall identify the Third Party making such Acquisition Proposal, Inquiry or request and indicate the material terms and conditions of any such Acquisition Proposal or Inquiry, to the extent known (including, if applicable, providing unredacted copies of any written Acquisition Proposal or Inquiry and any proposed agreements related thereto (including all financing commitments and other documents relating to the financing)). The Company shall also promptly (and in any event within thirty-six (36) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any Third Party as permitted by Section 6.02(c), promptly notify Parent of any change to the financial and other material terms and conditions of any such Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any such Acquisition Proposal or Inquiry on a reasonably current basis, including by providing summaries of all oral communications and an unredacted copy of all written proposals, counter-proposals, written offers, drafts of proposed agreements and material correspondence relating thereto. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent or otherwise complying with its obligations under this Agreement. The Company shall provide Parent with twenty-four (24) hours prior written notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board (or committee thereof) at which it would reasonably be expected to determine whether an Acquisition Proposal constitutes a Superior Proposal.

(e)            Except as permitted by Section 6.02(f), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, modify or qualify in any manner adverse to Parent or Merger Sub or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) approve, adopt or recommend or resolve to or publicly propose or announce its intention to approve, adopt or recommend or otherwise declare advisable any Acquisition Proposal or Inquiry, (C) fail to include the Board Recommendation in the Proxy Statement, (D) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first disclosed or given to stockholders of the Company (and no more than once in connection with any such modification) (or, with respect to any Acquisition Proposal or material modification of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Stockholders’ Meeting, fail to take the actions referred to in this clause (D), with references to the ten (10) Business Day period being replaced with three (3) Business Days), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) by the Company Board, which, for the avoidance of doubt, shall not be deemed to constitute an Adverse Recommendation Change, or (F) publicly propose or agree to any of the foregoing (any of the actions described in clauses (A) through (F) of this Section 6.02(e), an “Adverse Recommendation Change”), or (ii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any of its Subsidiaries to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.02) or publicly propose or announce its intention to do any of the foregoing.

(f)             At any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company Board may (A) effect an Adverse Recommendation Change pursuant to clause (A) or (C) thereof in response to an Intervening Event; or (B) if the Company has received a written bona fide Acquisition Proposal that did not result from a breach (other than a de minimis breach) of this Section 6.02 and that the Company Board has determined, based on the information then available after consultation with the Company’s outside legal counsel and independent financial advisors, constitutes a Superior Proposal, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) with respect to such Superior Proposal (and in the case of a termination, pay, or cause to be paid, to Parent the Termination Fee payable pursuant to Section 8.02(b) prior to or concurrently with such termination), in each of clause (A) or (B), if and only if:

(i)              the Company has complied in all material respects with its obligations under this Section 6.02;

(ii)             the Company Board has determined, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law;

(iii)            the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent stating that the Company Board intends to take such action and the basis therefor, which notice shall (x) in the case of an Intervening Event, describe such Intervening Event in reasonable detail and (y) in the case of a Superior Proposal, identify the Third Party making the Superior Proposal, describe the material terms and conditions of such Superior Proposal and include, to the extent applicable, unredacted copies of all relevant documents relating to such Superior Proposal (including any proposed merger or other agreement, financing documents and commitment letters);

(iv)           during the five (5) Business Day period following Parent’s receipt of the Notice of Change of Recommendation (a “Notice of Change Period”), the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, (A) negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the agreements contemplated hereby so that, (x) in the case of an Intervening Event, the failure to effect such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ duties under applicable Law and (y) in the case of a Superior Proposal and (B) permit Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any proposed adjustments with respect thereto, such Acquisition Proposal ceases to constitute a Superior Proposal; and

(v)             following such Notice of Change Period, the Company Board has determined based on the information then available, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account any changes to this Agreement, the agreements, documents and instruments contemplated hereby or the transactions contemplated herein or therein proposed by Parent in response to the Notice of Change of Recommendation or otherwise, that the failure of the Company Board to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h), as applicable, would reasonably be expected to be inconsistent with the directors’ duties under applicable Law and, with respect to a Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal.

(g)            Any amendment to the financial terms (including the form, amount or timing of payment of consideration) or any other material amendment of a Superior Proposal will require a new Notice of Change of Recommendation, and the Company will be required to comply again with the requirements of Section 6.02(f); provided, however, that the Notice of Change Period will be reduced to three (3) Business Days following receipt by Parent of such new Notice of Change of Recommendation. The parties agree that the delivery of the Notice of Change of Recommendation by the Company will not, in and of itself, constitute an Adverse Recommendation Change.

(h)            Nothing contained in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board or any committee thereof will be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect an Adverse Recommendation Change, except in accordance with the other provisions of this Section 6.02.

(i)             The Company agrees (i) that it will promptly instruct its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.02 and (ii) any violation or breach of the restrictions set forth in this Section 6.02 by any Subsidiary of the Company or any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach or violation of this Section 6.02 by the Company for all purposes of this Agreement.

Section 6.03            Approval of Merger

(a)            The Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) as promptly as reasonably practicable following the date of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement). The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement. The Company will cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their Representatives a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith any comments so proposed.

(b)            Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of the Company or of any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)            The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as practicable, and in no event more than five (5) Business Days, after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement (the “Proxy Statement Clearance Date”). The Company will take, in accordance with applicable Law and the Company Organizational Documents, all reasonable action necessary to establish a record date for and give notice of a meeting of its stockholders, for the purpose of obtaining the Company Stockholder Approval (the “Stockholders’ Meeting”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date; provided, however, that in no event shall such meeting be held later than forty (40) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders without Parent’s prior written consent. Except to the extent an Adverse Recommendation Change has been made in accordance with Section 6.02(f) and not thereafter withdrawn by the Company Board, the Proxy Statement shall include the Board Recommendation and the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and, in any event, shall ensure that all proxies solicited by or on behalf of the Company in connection with the Stockholders’ Meeting are solicited in compliance, in all material respects, with all applicable Laws and all rules of NASDAQ.

(d)            The Company may, and at Parent’s request shall, adjourn the Stockholders’ Meeting in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (i) if a quorum has not been established, (ii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (iii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. The Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to and at the Stockholders’ Meeting.

(e)            If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to applicable Law, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall cause all documents to be filed with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.04            Access to Information. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, upon reasonable prior notice, give Parent and Merger Sub, their officers and employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, analyses, projections, financial and operating data, plans, systems, senior management, employees, other Representatives, offices and other facilities and properties of the Company as Parent or Merger Sub or their respective Representatives may from time to time reasonably request in writing. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.04. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would, as advised by outside counsel, (a) jeopardize the attorney-client privilege of the Company or (b) contravene any Laws or any applicable antitrust principles or contractual restriction; provided, that the Company shall in such event use commercially reasonable efforts to make reasonable alternative arrangements to permit such access or disclosure in a way that does not violate such obligations or applicable Laws or would not result in the loss of such legal protections, including entering into a joint defense agreement in customary form. Nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries (1) shall be subject to the Company’s reasonable safety and security measures and insurance requirements and (2) shall not include any testing, sampling, monitoring or invasive analysis of soil, groundwater, building materials, indoor or ambient air, or other environmental media without the written consent of the Company. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company shall (A) promptly furnish to Parent (and, in any event, no later than fourteen (14) Business Days after the end of each calendar month) (i) monthly consolidated financial statements of the Company and its Subsidiaries, including an unaudited balance sheet, income statement and statement of cash flows, for each calendar month through the Closing Date, (ii) the consolidated cash balance of the Company and its Subsidiaries as of the end of each calendar month, and (iii) a rolling three month forward forecast of the unrestricted cash, consolidated outstanding debt and unfunded pension liability of the Company and its Subsidiaries updated as of the end of each calendar month, and (B) promptly furnish to Parent (and, in any event, within five (5) days after delivery of such reports to any lenders or financing sources of the Company or its Subsidiaries) any monthly reporting package prepared for or provided to any lenders or financing sources of the Company or its Subsidiaries and all other communications or reports prepared for or provided to any lenders or financing sources of the Company or its Subsidiaries (which materials shall be in substantially the same form and substance as provided to any lenders or financing sources of the Company or its Subsidiaries).

Section 6.05            Notice of Certain Events. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt written notice to the Company of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause any condition to Closing set forth in Article 7 to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. Furthermore, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the other agreements, documents or instruments contemplated hereby or the transactions contemplated hereby or thereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby or thereby.

Section 6.06            Employee Benefit Plan Matters.

(a)            For the period commencing at the Effective Time and ending on the earlier of (x) the end of the calendar year in which the Effective Time occurs and (y) the date on which the employment of the applicable Continuing Employee terminates (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation following the Effective Time) to, provide the Continuing Employees with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect for such Continuing Employee immediately prior to the Effective Time, (ii) target annual or short term cash incentive compensation opportunities that are no less favorable than the cash incentive compensation opportunities in effect for such Continuing Employee immediately prior to the Effective Time (excluding any long-term incentive or equity or equity-based compensation or any transaction or retention bonus or other special or non-recurring compensation), and (iii) employee benefits (excluding any equity or equity-based arrangements, non-qualified deferred compensation, severance, retention, incentive and bonus opportunities (other than those provided in item (ii) directly above), change in control or transaction compensation or arrangements, defined benefit pension, stock purchase plans and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are either, in the sole discretion of Parent, (A) substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans (other than the Excluded Benefits) set forth on Section 4.18(a) of the Company Disclosure Letter, (B) no less favorable than the employee benefits (other than the Excluded Benefits) in effect for similarly situated employees of Parent or its Subsidiaries, or (C) a combination of (A) or (B). Notwithstanding the foregoing, with respect to any Continuing Employee whose employment is terminated by Parent or any of its Affiliates (including the Surviving Corporation following the Effective Time) during the Continuation Period, Parent shall, or shall cause its Affiliate to, provide such Continuing Employee with severance benefits that are consistent with the greater of the severance benefits offered to such Continuing Employee immediately prior to the Effective Time (as limited to those severance agreements set forth on Section 6.06(a) of the Company Disclosure Letter and application of the Company’s 2020 Severance Pay Plan as in effect on the date hereof) and (ii) the severance benefits offered by Parent and its Affiliates to their similarly situated employees.

(b)            At or prior to the Effective Time, the Company shall pay or shall cause its applicable Affiliates to pay the greater of (i) the pro-rata cash annual or short-term cash incentive bonuses or (ii) a cash annual or short-term incentive bonus for eleven months to employees of the Company and its Subsidiaries that are employed immediately prior to the Effective Time for the Company fiscal year in which the Effective Time occurs and, if pro rata, based on the number of days from July 1 of such Company fiscal year through the Effective Time, which such bonuses shall be deemed earned at the target level for any applicable performance metrics.

(c)            For purposes of eligibility to participate, vesting of defined contribution retirement benefits, and, solely for paid time off and severance, level of benefits (but not benefit accrual) under the employee benefit plans, programs and arrangements established or maintained by Parent or its Subsidiaries (including the Surviving Corporation following the Effective Time) in which Continuing Employees are eligible to participate after the Effective Time, other than the Excluded Benefits (the “Parent Plans”), each Continuing Employee shall receive full credit for any pre-Effective Time service with the Company and its Subsidiaries to the same extent and for the same purpose as such service was credited under the comparable Employee Plan immediately prior to the Effective Time; provided, that no such service shall be recognized to the extent that such recognition would result in a duplication of benefits or compensation for the same period of service.

(d)            For the year in which the Effective Time occurs, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate in the Parent Plans, without any waiting time, to the extent coverage under the applicable Parent Plan replaces coverage under a similar or comparable Employee Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee (and their covered dependents), cause all pre-existing condition exclusions, actively-at-work, and similar requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived, satisfied or inapplicable under any analogous Employee Plan immediately prior to the Effective Time, and (iii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year that ends on the Effective Time and credited to such Person under the Employee Plans that provide medical, dental, pharmaceutical, or vision benefits to be taken into account under the comparable Parent Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(e)            The Company shall, as promptly as practicable after the date hereof and in any event prior to taking the actions specified in the following sentence, take the actions set forth on Section 6.06(e) of the Company Disclosure Letter. At the written request of Parent provided no later than ten (10) days prior to the Closing Date, the Company and its Subsidiaries shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) (i) to terminate the Farmer Bros. Co. 401(k) Plan (the “Company 401(k) Plan”), (ii) to cease contributions to the Company 401(k) Plan, and (iii) to fully vest all participants under the Company 401(k) Plan, such termination, cessation, and vesting to be effective no later than the Business Day preceding the Closing Date. The Company shall provide Parent with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution. In the event that the Company 401(k) Plan is terminated in accordance with this Section 6.06(e), Parent shall use commercially reasonable efforts to ensure that any Parent Plan that is a “defined contribution plan” (within the meaning of Section 414(i) of the Code) intended to be a qualified retirement plan under Section 401(a) of the Code (a “Parent Retirement Plan”) shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Company 401(k) Plan, including the amount of any outstanding and unpaid participant loan under the Company 401(k) Plan, if such rollovers are elected by any Continuing Employee in accordance with the terms of the Company 401(k) Plan and applicable Law and permitted under the terms of the Parent Retirement Plan. Parent shall also use, or cause to be used, commercially reasonable efforts to ensure that each Continuing Employee is eligible to participate in the Parent Retirement Plan as soon as practicable following the Closing.

(f)             Prior to making any written (or prepared broad-based) communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions as contemplated by this Agreement or compensation or benefits that are payable or to be provided following the Effective Time, the Company shall provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication) and the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith.

(g)            The provisions of this Section 6.06 are for the sole benefit of the parties to this Agreement and nothing in this Section 6.06, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.06. Nothing in this Section 6.06 or this Agreement shall: (i) constitute or be deemed to constitute the establishment, termination, adoption or amendment of any Employee Plan or any other benefit or compensation plan, program, agreement or other arrangement, or (ii) prevent or limit the ability of Parent or any of its Affiliates to establish, terminate, adopt or amend any Employee Plan or any other benefit or compensation plan, program, agreement or other arrangement. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

Section 6.07            State Takeover Laws. If any Anti-Takeover Law is, becomes or is deemed to become applicable to the Company or the Transactions, then the Company, the Company Board, an appropriate committee thereof, as applicable, shall, in each case, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.08            Director and Officer Liability.

(a)            From and after Closing and for a period of six (6) years thereafter, Parent shall cause the Surviving Corporation to honor and perform all of the obligations of the Company, to the fullest extent permissible under applicable Law, under the Company Organizational Documents and the Organizational Documents of the Company’s Subsidiaries in effect on the date hereof, and under any indemnification or other similar agreements in effect on the date hereof that have been made available to Parent prior to the date hereof (the “Indemnification Agreements”), to indemnify and advance expenses to their respective directors and officers covered by such Company Organizational Documents, the Organizational Documents of the Company’s Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in such capacity at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)            Effective as of the Effective Time, the Company shall purchase, after prior consultation in good faith with Parent, including with respect to the selection of the broker, available policy price and coverage options, and at a price not to exceed three hundred percent (300%) of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premiums”), a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed by Covered Persons at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage). If the Company fails to timely purchase such prepaid “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation, then either (i) Parent may purchase such “tail” or “runoff” policy or (ii) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.08(b) more than an amount per year equal to three hundred percent (300%) of the Current Premiums and if such premiums for such insurance would at any time exceed three hundred percent (300%) of the Current Premiums of such insurance programs, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent’s or the Surviving Corporation’s good faith judgement, provide the maximum coverage available at an annual premium equal to three hundred percent (300%) of the Current Premiums.

(c)            In the event, during the period six (6) years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Parent shall cause such continuing or surviving corporation or entity or transferee of such assets, as the case may be, to assume all of the applicable obligations set forth in this Section 6.08.

(d)            For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents and the Organizational Documents of the Company’s Subsidiaries, except as otherwise required by applicable Law. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms for a period no shorter than six (6) years after the Effective Time.

(e)            The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.08, and this Section 6.08 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.09            Consents and Approvals.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts to: (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective the Transactions, as promptly as practicable, and in any event prior to the End Date, including by (A) obtaining all consents, licenses, permits, waivers, clearances, approvals, Orders and authorizations required to be obtained from any Governmental Authority (including as set forth on Section 4.04 of the Company Disclosure Letter), and (B) making all required registrations, declarations and filings with any Governmental Authority, in each case that are necessary or advisable to consummate the Transactions.

(b)            If consent of, approval from or notice to the counterparty to a Material Contract is required under the terms thereof in connection with the Transactions, then as promptly as practicable after the date hereof, the Company shall give any notices to such counterparties and shall use its reasonable efforts to obtain such consents, approvals or waivers with respect to Material Contracts to which the Company or any of its Subsidiaries is a party (which the parties acknowledge may or may not be obtained); provided, however, that (i) in no event will Parent or Merger Sub be required to, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any Third Party to obtain any consent, approval or waiver required with respect to any such Material Contract, or (ii) neither the Company nor any of its Subsidiaries shall enter into any Contract, amend or terminate any Contract, or grant any concession, in each case, for the purpose of obtaining any consent, approval or waiver with respect to any such Contract in connection with the consummation of the transactions contemplated by this Agreement unless directed by Parent.

(c)            On or prior to the Closing Date, the Company shall provide to Parent fully executed copies of, with respect to all Indebtedness of the Company and its Subsidiaries listed on Section 4.07(b) of the Company Disclosure Letter, including, for the avoidance of doubt, the Company Credit Facility, customary pay-off letters (each such letter, a “Payoff Letter” and, collectively, the “Payoff Letters”) in form and substance reasonably satisfactory to Parent, in its sole discretion, and substantially identical to drafts thereof delivered to Parent at least five (5) Business Days prior to the Closing Date, which letters (A) reflect the amounts required in order to pay in full such Indebtedness as of the Closing, (B) provide and otherwise evidence that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company and its Subsidiaries securing such Indebtedness shall be unconditionally, irrevocably and forever terminated and cancelled and all obligations, duties, commitments or responsibilities with respect to such Indebtedness and the Liens related thereto shall be forever discharged and satisfied in full and be of no further force and effect, (C) expressly provide for the return of any possessory collateral related to such Indebtedness and (D) expressly authorize Parent (or its designee, including its counsel) to file and/or deliver all necessary UCC termination statements and Lien terminations and other notices and instruments and/or take any other action required to release such Liens as of or following the Closing Date and, to the extent not satisfied by the authorization provided by the preceding clause (D), duly executed, acknowledged and recordable copies of the releases of all Liens under any trust, mortgage, fixture filing, security interests and financing statements made by or with respect to any Indebtedness, including UCC termination statements, lien terminations, instruments of discharge and any other documents necessary to effectuate such releases, in each case in form and substance satisfactory to Parent.

(d)            The Company shall, at Parent’s request, use commercially reasonable efforts to obtain releases of security interests and Liens with respect to Company Intellectual Property (in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department or agency, in each case, in a form reasonably satisfactory to Parent).

(e)            If any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transactions as violative of any applicable Law, each of the parties hereto shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(f)            Parent shall cause its applicable Subsidiary to vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub owned by such Subsidiary in favor of the adoption of this Agreement in accordance with applicable Law.

(g)            The Company shall, as promptly as practicable after the date hereof and in any event prior to the Closing, use commercially reasonable efforts to extend coverage under the insurance policies listed on Section 6.09(g) of the Company Disclosure Letter to July 1, 2026.

Section 6.10            Public Announcements. Neither the Company nor Parent, nor any of their respective controlled Affiliates, shall issue or cause the publication of any press release or other announcement or make any other broad-based communications directed at employees, suppliers, vendors or customers with respect to the Transactions or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with counsel, that it is required by applicable Law, Proceeding, or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, the requirements of this Section 6.10 shall not apply to any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.02(f) or with respect to the Company’s receipt and consideration of any Acquisition Proposal except as required by Section 6.02(f) or in connection with the Company, on the one hand, or Parent or Merger Sub, on the other hand, issuing any press release or making any other public statement with respect to the termination of this Agreement or the effects thereof or any Proceeding between the parties hereto; provided, further, each party hereto and their respective controlled Affiliates may make disclosures or statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.10 and do not contain any information relating to the Company, Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 6.10; provided, further, subject to Section 6.14(b), Parent will not be required to consult with the Company or obtain the Company’s consent to (x) engage in communications and negotiations with prospective financing sources in respect of the Debt Financing (but subject to customary confidentiality and use restrictions), in each case with respect to the transactions contemplated by this Agreement or (y) disclose the terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates and its or their respective equityholders, accountants, auditors, advisors and other Representatives, or their respective current, future or potential investors or otherwise in connection with their customary fund raising, marketing, informational or reporting activities, in each case who are subject to confidentiality restrictions consistent with customary practice in the private equity industry. Following the date of this Agreement, the Company shall use commercially reasonable efforts to facilitate a reasonable number of meetings, at reasonable times and upon reasonable advance notice, between Parent and the employees of the Company or any of its Subsidiaries as Parent may request from time to time for purposes of discussing matters related to post-Closing employment of such employees.

Section 6.11            Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the Transactions and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.11. Accordingly, promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.12           Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of August 19, 2025, between Braemont Capital Management LLC and the Company (the “Confidentiality Agreement”); provided, that the confidentiality, non-disclosure and use restrictions on Parent and its Affiliates and Representatives under the Confidentiality Agreement shall terminate upon the Closing. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Parent shall be permitted to (a) disclose any information to Parent’s or its Affiliates’ Debt Financing Sources, rating agencies and prospective lenders and investors in connection with the arrangement and/or syndication of the Debt Financing subject to each prospective recipient’s either (i) agreeing to be bound by the Confidentiality Agreement as a representative of Parent or (ii) entering into customary confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary with respect to such information and (b) contact any customers, potential customers, suppliers, distributors, licensors or other Persons having a business relationship with the Company or its Subsidiaries in the course of conducting customary diligence activities. In furtherance of the foregoing, the Company agrees to use commercially reasonable efforts, as promptly as practicable following the date hereof, and in any event prior to the Closing, to facilitate customary diligence calls between Parent and each customer of the Company and its Subsidiaries who, as of the date hereof, represents $1,000,000 or more in annualized revenue.

Section 6.13           Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings, demand letters and other correspondence with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate, at its own expense, in the defense, settlement or prosecution of any Transaction Litigation, and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 6.13, “participate” means that (i) Parent shall be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation, and (ii) Parent may offer comments or suggestions with respect to such Transaction Litigation (which comments and suggestions shall be considered in good faith by the Company). The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.14            Financing Matters.

(a)            Company Cooperation.

(i)              After the date hereof and in any event prior to the Closing, to the extent reasonably requested by Parent upon reasonable advance notice and at Parent’s sole cost and expense, the Company shall use, and shall cause each of its Subsidiaries and their respective representatives to use, reasonable best efforts to provide to Parent such cooperation as is customary for similar debt financings in connection with arranging and obtaining the Debt Financing, including: (A) cooperating with the customary marketing efforts of Parent and its Debt Financing Sources (and the Debt Financing Related Parties, as applicable) for any portion of the Debt Financing and assisting with the preparation of materials for customary rating agency presentations and bank books, lender and investor presentations, or other similar documents (including the provision of a customary authorization letter, if necessary); (B) furnishing the Required Information and other financial and other pertinent information reasonably available to the Company as is reasonably requested by Parent or the Debt Financing Sources and customarily requested in debt financing of the type contemplated by the definitive documents relating to the Debt Financing (and, upon the written request of Parent, using reasonable best efforts to periodically supplement or update such information as may be necessary that such information, when taken as a whole, not be materially misleading in light of the circumstances under which and at the time such information was furnished (giving effect to all supplements and updates provided thereto)); (C) instructing the Company’s and its Subsidiaries’ senior management and other employees and representatives to participate at reasonable times in a reasonable number of calls, meetings, presentations and due diligence sessions (including accounting due diligence sessions) and other customary activities in respect of the Debt Financing with the Debt Financing Sources, prospective lenders and rating agencies, to the extent reasonably necessary or requested by the Debt Financing Sources; (D) taking corporate actions (which shall not be effective prior to the Closing) reasonably necessary to permit the consummation of the Debt Financing; (E) assisting with the negotiation and preparation of the definitive documentation required or reasonably necessary for the Debt Financing or otherwise facilitating the Debt Financing and the establishment of collateral agreements and the pledging of collateral therefor and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation and its Subsidiaries immediately following the Closing, in each case as may be reasonably requested by Parent, provided, that such documents shall be effective no earlier than the Effective Time; (F) providing reasonable assistance to Parent to facilitate at (but not prior to) the Closing the prepayment, discharge and termination in full on or prior to the Closing Date of any existing Indebtedness of the Company or any of its Subsidiaries pursuant to Section 6.09(c), including (x) preparing and submitting customary notices in respect of any such prepayment; provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, (y) preparing and delivering customary lien release and termination documentation in respect of all guaranties and security interests in connection with such Indebtedness and (z) the delivery of customary payoff letters for all Indebtedness of the Company and its Subsidiaries listed on Section 4.07(b) of the Company Disclosure Letter, in each case, in form and substance reasonably satisfactory to Parent; and (G) cooperating in Parent’s efforts to satisfy the conditions precedent set forth in any definitive document relating to the Debt Financing (including cooperating with the due diligence of Debt Financing Sources and their representatives in connection with the Debt Financing, to the extent customary and reasonable, including the provision of such financial and other pertinent information as is reasonably requested by Parent or the Debt Financing Sources with respect to the Company and its Subsidiaries; provided, that, for the avoidance of doubt, the Company shall not be required to provide, and Parent and its Affiliates shall be solely responsible for, (I) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or (II) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing), and by providing to counsel of Parent and the Debt Financing Sources, as reasonably requested, customary back-up certificates and factual information to support any legal opinion that such counsel is required to deliver in connection with the Debt Financing; provided, that nothing in this Section 6.14(a) shall (A) require the Company or any of its Subsidiaries to (x) take any action that would unreasonably interfere with the ongoing business operations of the Company or any of its Subsidiaries or (y) incur any Liability (including the payment any fees or expenses) prior to the Closing for which they have not received prior reimbursement by or on behalf of Parent or any payment to obtain consent or incur any Liability with respect to (except in the event such fee, payment or other Liability arose out of or results from (I) the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or their respective Representatives or (II) any material inaccuracy of, or misstatement in, any information furnished by or on behalf of the Company, its Subsidiaries or their respective Affiliates or Representatives in connection with the Company’s obligations under this Section 6.14), (B) require the Company or any of its Subsidiaries or representatives to execute any definitive financing documents that will be effective prior to the Closing, other than customary authorization letters, except to the extent executed by a representative continuing in such role after Closing, and then solely with respect to agreements contingent on the Closing and that would not be effective prior to the Closing, (C) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize attorney-client privilege or contravene any applicable Law, or (D) subject any of Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal Liability, except to the extent such Person is continuing in such role following the Closing, and then solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing (or if such Liability arose out of or results from (I) the bad faith, gross negligence or willful misconduct of such Person or Persons or (II) any material inaccuracy of, or misstatement in, any information furnished by or on behalf of such Person or Persons in connection with the Company’s obligations under this Section 6.14). The Company hereby consents to the use of the Company’s and any of its Subsidiaries’ logos by Parent, the Debt Financing Sources and their applicable Representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the business, reputation or goodwill of the Company or any such Subsidiary.

(ii)             Parent shall promptly reimburse the Company for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees and expenses) to the extent incurred by the Company in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14 (other than expenses incurred in the ordinary course of business or in connection with the preparation of its own historical financial statements).

(iii)            Parent shall indemnify the Company and its Subsidiaries from, against and in respect of any Damages incurred or suffered by any of them, directly or indirectly, arising out of or resulting from the arrangement and preparation of the Debt Financing and any information used in connection therewith to the fullest extent permitted by applicable Law (except in the event such Damages arose out of or resulted from (A) the bad faith, gross negligence or willful misconduct of such Person or their respective Affiliates or Representatives or (B) a material inaccuracy or misstatement in historical financial information or other information furnished in writing by or on behalf of the Company or its Subsidiaries, solely to the extent such inaccuracies would constitute a material breach of Section 4.08). The foregoing obligations shall survive termination of this Agreement.

(iv)            All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to any financing sources, other potential sources of capital, ratings agencies and prospective lenders during syndication of the Debt Financing (if any) or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors each either (i) agreeing to be bound by the Confidentiality Agreement as if parties thereto or (ii) entering into customary confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary with respect to such information.

(v)            Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations of Parent and Merger Sub to perform their respective obligations hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or on the performance of any party to any definitive documentation relating thereto.

(vi)            Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement as it applies to the Company’s obligations under this Section 6.14, the Company’s obligations under this Section 6.14 shall be deemed satisfied unless (A) the Company has materially breached its obligations under this Section 6.14, (B) Parent has provided the Company with notice in writing of such breach (with reasonably specificity as to the basis for any such breach) and the Company has failed to cure such breach within three (3) Business Days thereof, and (C) such material breach was a proximate cause of Parent’s failure to receive any material portion of the proceeds of the Debt Financing.

(b)            Parent’s Obligations.

(i)            Parent shall use reasonable best efforts to: (A) satisfy (or obtain the waiver of) on a timely basis all conditions precedent to receipt of the committed amounts under the Parent Credit Facility, in each case, that are within Parent’s control, (B) maintain in full force and effect the Parent Credit Facility until the funding of the Debt Financing and the consummation of the transactions contemplated hereby (subject to any amendment, replacement, supplement, termination, modification or waiver permitted herein), and (C) comply with its obligations in all material respects under the Parent Credit Facility. Parent shall not amend, supplement or otherwise modify or waive its rights under the Parent Credit Facility if such amendment, supplement, modification or waiver would (1) impose new or additional conditions precedent or otherwise expand upon the conditions precedent to the Debt Financing as set forth in the existing Parent Credit Facility in a manner that could prevent or materially delay the Closing or (2) reduce the aggregate amount of available Debt Financing to less than the amount, taking into account the Equity Financing, required to fund the Required Amounts. Parent or Merger Sub, as applicable, shall give the Company prompt notice, if and when Parent or Merger Sub, as applicable, becomes aware of the receipt of any written communication from the lenders under the Parent Credit Facility with respect to any (I) actual material breach, material default, material violation, termination or repudiation by any party to the Parent Credit Facility or any other definitive documentation entered into in connection therewith of any material provision of the Parent Credit Facility or such other definitive documents, (II) material dispute or disagreement between or among any parties to the Parent Credit Facility or such other definitive documents with respect to the obligation to fund the Debt Financing, or (III) any failure to comply with the material terms and conditions of the Parent Credit Facility by any party thereto or the occurrence of any other event or development that would reasonably be expected to result in Parent or Merger Sub, as applicable, not being able to timely fund the committed amount under the Parent Credit Facility in an amount required to fund the Required Amounts.

(ii)             Parent shall take all actions that are necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter, including taking all actions that are necessary, proper or advisable to (A) maintain in effect the Equity Commitment Letter and Guaranty, (B) satisfy on a timely basis all conditions applicable to Parent set forth in the Equity Commitment Letter that are within their control, (C) consummate the Equity Financing contemplated by the Equity Commitment Letter and Guaranty at or prior to the Closing and (D) enforce their rights under the Equity Commitment Letter (provided that, notwithstanding anything to the contrary herein, in no event shall Parent have any obligation to sue or otherwise pursue legal claims against the Guarantors). Parent shall not amend, supplement or otherwise modify or waive its rights under the Equity Commitment Letter or Guaranty if such amendment, supplement, modification or waiver would (1) impose new or additional conditions precedent or otherwise expand upon the conditions precedent to the Equity Financing as set forth in the existing Equity Commitment Letter in a manner that could prevent or materially delay the Closing or (2) reduce the aggregate amount of available Equity Financing to less than the amount, taking into account the Debt Financing, required to fund the Required Amounts. Parent or Merger Sub, as applicable, shall give the Company prompt notice, if and when Parent or Merger Sub, as applicable, becomes aware of the receipt of any written communication from the Guarantors with respect to any (I) actual material breach, material default, material violation, termination or repudiation by any party to the Equity Commitment Letter, Guaranty or any other definitive documentation entered into in connection therewith (the “Equity Financing Documents”) of any material provision of the Equity Commitment Letter or the Equity Financing Documents, (II) material dispute or disagreement between or among any parties to the Equity Commitment Letter or equity Financing Documents with respect to the obligation to fund the Equity Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Equity Financing or the Equity Financing Documents), or (III) any failure to comply with the material terms and conditions of the Equity Commitment Letter or Guaranty by any party thereto or the occurrence of any other event or development that would reasonably be expected to result in Parent or Merger Sub, as applicable, not being able to timely obtain the Equity Financing in an amount required to fund the Required Amounts.

Section 6.15            Letters of Credit. Prior to Closing, the Company and its Subsidiaries shall arrange for all existing letters of credit, surety bonds, guarantees and other obligations of the Company and its Subsidiaries set forth on Section 6.15 of the Company Disclosure Letter, including any such letters of credit, surety bonds, guarantees and other obligations entered into by or on behalf of the Company and its Subsidiaries in the ordinary course of business during the period from the date hereof through the Closing Date with Parent’s prior written consent, to be returned to the applicable issuing bank with all necessary documentation to cancel such letters of credit, surety bonds, guarantees and other obligations, and appropriate arrangements to be made to replace such letters of credit, surety bonds, guarantees and any other obligations of the Company and its Subsidiaries with new letters of credit, surety bonds, guarantees and other obligations issued under the Debt Financing (or other arrangements satisfactory to the issuing banks (and, if applicable, the applicable beneficiaries) have been made to provide adequate credit support (including by back-to-back letters of credit or cash collateralization) in respect to such letters of credit, surety bonds, guarantees and other obligations), in each case, in the manner prescribed in the relevant Payoff Letter and in form and substance reasonably acceptable to Parent and the applicable bank, Governmental Authority or applicable Contract counterparty.

Section 6.16            Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 6.17            No Control of the Other Party’s Business. The parties acknowledge and agree that nothing contained in this Agreement is intended to give Parent or Merger Sub, on the one hand, or the Company or its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own respective business and operations.

Article 7
CONDITIONS TO THE MERGER

Section 7.01            Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver of, at or prior to the Closing, of the following conditions:

(a)            the Company Stockholder Approval shall have been obtained; and

(b)            no Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no applicable Law shall have been adopted and be continuing in effect that makes consummation of the Merger illegal or otherwise prohibited.

Section 7.02            Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent of, at or prior to the Closing, of the following conditions:

(a)            the representations and warranties of the Company set forth in:

(i)            Section 4.01 (other than the third sentence of clause (a) thereof) (Organization and Good Standing), Section 4.02 (Corporate Power; Enforceability), Section 4.03 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 4.06(b)(ii) (Stock Reservation and Awards), the first sentence of Section 4.06(d) (Company Stock Plans and Award Agreements), Section 4.06(e) (Other Rights), Section 4.07(a) (Organization), Section 4.07(b) (Power and Enforceability), Section 4.07(c) (Subsidiary Securities) and Section 4.28 (Brokers) (A) that are not qualified by “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct in all material respects only on and as of such specified date), and (B) that are qualified by “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all respects (without disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date);

(ii)             Section 4.06(a) (Capital Stock), the first sentence of Section 4.06(b)(i) (Stock Reservation and Awards), and Section 4.06(c) (Company Securities) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specific date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), except in the case of this clause (ii) only, for such failures to be true and correct that are de minimis; and

(iii)            Article 4 (other than the representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specified date), except in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c)            since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)            (i) the sum of all outstanding Indebtedness under the Company Credit Facility plus Transaction Expenses minus unrestricted cash of the Company and its Subsidiaries shall not exceed $32.6 million immediately prior to the Closing; and

(e)            Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d) have been satisfied.

Section 7.03            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Law, waiver by the Company of, at or prior to the Closing, of the following conditions:

(a)            the representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct only on and as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions;

(b)            Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by Parent or Merger Sub under this Agreement on or prior to the Closing Date; and

(c)            the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by any authorized officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article 8
TERMINATION

Section 8.01           Termination. This Agreement may be validly terminated and the Merger may be abandoned, whether before or after the Company Stockholder Approval has been obtained, at any time prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company, upon written notice to the other party, if the Merger has not been consummated on or before March 3, 2027 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has primarily caused the failure to consummate the Transactions on or prior to the End Date;

(c)            by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have been the primary cause of such Order or other action due to failure to perform any such obligations;

(d)            by either Parent or the Company, upon written notice to the other party, if the Stockholders’ Meeting shall have concluded (including after any postponement, recess or adjournment thereof taken in accordance with this Agreement) and the Company Stockholder Approval shall not have been obtained thereat;

(e)             by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02(a) or Section 7.02(b) not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice of such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(f)             by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied;

(g)            by Parent, upon written notice to the Company, if, the Company Board or any committee thereof shall have effected an Adverse Recommendation Change; provided, however, that the exercise of such termination right by Parent must occur prior to receipt of the Company Stockholder Approval;

(h)            by the Company, upon written notice to Parent, if prior to obtaining the Company Stockholder Approval, (i) the Company Board shall have effected an Adverse Recommendation Change in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with, and subject to compliance with the terms and conditions of, Section 6.02(f) and (ii) concurrently with such termination, the Company (x) enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (y) pays, or causes to be paid, to Parent the Termination Fee in accordance with Section 8.02(b); or

(i)             by the Company, upon written notice to Parent, if (A) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived on the date the Closing should have occurred pursuant to Section 2.02 (other than those conditions that by their terms are to be satisfied at the Closing and which were, as of such date, capable of being satisfied), (B) Parent or Merger Sub has failed to consummate the Merger by the time the Closing is required to have occurred pursuant to Section 2.01, (C) following such failure by Parent or Merger Sub to consummate the Merger in accordance with Section 2.01, the Company has given irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on the date irrevocable written notice is delivered and through the end of the next three (3) Business Days following receipt of such irrevocable written notice described in this clause (C) and (D) Parent does not effect the Closing within three (3) Business Days following receipt of such irrevocable written notice described in the foregoing clause (C).

Section 8.02            Effect of Termination; Payment of Termination Fee.

(a)            If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the Confidentiality Agreement, the provisions of Section 6.10, Section 6.12, Section 6.14(a)(iii), this Section 8.02 and Article 9 (other than Section 9.09 with respect to the ability of the Company to obtain an injunction, specific performance or other equitable relief to cause Parent and Merger Sub to cause the Equity Financing to be funded and the Closing to occur) shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02(a), nothing shall relieve the Company from liability for actual fraud or a Willful Breach prior to such termination.

(b)            In the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) (Superior Proposal), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds to an account designated by Parent, immediately prior to or substantially concurrently with such termination.

(c)            In the event that:

(i)              this Agreement is terminated (A) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change) or (B) by Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval) if, at the time of such termination pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval), Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(g) (Adverse Recommendation Change); or

(ii)             (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.01(b) (End Date) or (2) Parent pursuant to Section 8.01(e) (Company Breach), or (3) Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval); (B) prior to (1) such termination, in the case of a termination pursuant to Section 8.01(b) (End Date) or Section 8.01(e) (Company Breach), or (2) the Stockholders’ Meeting, in the case of a termination pursuant to Section 8.01(d) (Failure to Obtain Company Stockholder Approval), any Acquisition Proposal shall have been made publicly or to the Company Board; and (C) within twelve (12) months of the date this Agreement is terminated the Company (1) enters into a definitive agreement with respect to any Acquisition Proposal which is subsequently consummated (whether or not such consummation occurs during such twelve (12) month period) or (2) consummates an Acquisition Proposal; provided, that, for purposes of this Section 8.02(c)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with fifty percent (50%);

then the Company shall pay Parent the Termination Fee (less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 8.02(d)) by wire transfer of same-day funds to an account designated by Parent (A) in the case of Section 8.02(c)(i), within two (2) Business Days after such termination or (B) in the case of Section 8.02(c)(ii), on the date that the Company consummates the Acquisition Proposal.

(d)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.02(c), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees) actually incurred and paid to unaffiliated third parties by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $842,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.02(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee to the extent required by Section 8.02(c). Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within two (2) Business Days after the Company’s having received notice and documentation with respect to amounts validly due under this Section 8.02(d).

(e)            In the event that the Company shall terminate this Agreement in accordance with Section 8.01(f) (Parent Breach) or Section 8.01(i) (Parent Failure to Consummate Merger), then, in each case, Parent shall pay, or cause to be paid, to the Company an amount equal to $5,000,000 (the “Reverse Termination Fee”) by wire transfer of same-day funds to an account designated by the Company within two (2) Business Days after such termination.

(f)             Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.09, Parent’s right to receive payment of the Termination Fee pursuant to Section 8.02(b) or Section 8.02(c) or Parent Expenses pursuant to Section 8.02(d) shall constitute the sole and exclusive remedy of Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement against the Company and its Subsidiaries for all damages, costs, expenses, liabilities or other losses of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (other than any fraud or Willful Breach), and upon payment of such amount, none of the Company or its Subsidiaries shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company, any of its Affiliates or any of their respective directors, officers, employees or other Representatives for damages (other than any damages on account of fraud or Willful Breach) or any equitable relief arising out of or in connection with this Agreement (other than equitable relief brought against the Company to require payment of the Termination Fee), any of the Transactions or any matters forming the basis for such termination, except that the Company shall also be obligated with respect to Section 8.02(h). Without limiting the right of Parent or Merger Sub to seek specific performance in accordance with Section 9.09 or to bring an action under the Confidentiality Agreement (whether for specific performance, damages or otherwise), the maximum aggregate liability of the Company and its Subsidiaries for any loss suffered as a result of any breach of this Agreement (other than any fraud or Willful Breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Termination Fee (if due and payable pursuant to Section 8.02(b) or Section 8.02(c)) plus the Collection Costs (to the extent due and payable pursuant to Section 8.02(h)), and in no event shall Parent or Merger Sub seek to, and each of Parent and Merger Sub shall cause their respective Affiliates and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. In furtherance of the foregoing, it is agreed and understood, in no event shall (i) Parent or Merger Sub be permitted or entitled to receive both (x) a grant of specific performance or other equitable remedies in accordance with the terms and conditions set forth in Section 9.09 that results in the Closing being consummated and (y) the payment of the Termination Fee (and reimbursement of the Collection Costs, if applicable), and (ii) the Company or its Subsidiaries be required to pay, or cause to be paid, (x) any money damages (other than any damages on account of fraud or a Willful Breach) other than the Termination Fee (if due and payable pursuant to Section 8.02(b) or Section 8.02(c)) or the Parent Expenses (if due and payable pursuant to Section 8.02(d)) plus the Collection Costs (to the extent due and payable pursuant to Section 8.02(h)), or (y) the Termination Fee or Collection Costs on more than one occasion. Each of Parent and Merger Sub hereby irrevocably waives its right to any amounts due and owing under this Section 8.02 in excess of the Termination Fee, and none of the Company or any of its Subsidiaries shall have any payment obligations in respect of the Termination Fee, the Collection Costs and any amounts due in respect of any expense reimbursement or indemnification obligations contained in this Agreement in excess of the Termination Fee, except, in each case, to the extent any termination of this Agreement resulted, directly or indirectly, from fraud or Willful Breach of this Agreement by the Company, in which case Parent shall be entitled to both the payment of the Termination Fee (to the extent owed pursuant to this Section 8.02) and to any Damages, to the extent proven, in respect of such fraud or Willful Breach. For the avoidance of doubt, the Company shall not be required to pay the Termination Fee on more than one occasion.

(g)            Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.09, the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 8.02(e) plus amounts due to the Company and its Subsidiaries under Section 6.14(a)(ii) and Section 6.14(a)(iii) shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all damages, costs, expenses, liabilities or other losses of any kind suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including any fraud, breach or Willful Breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of fraud, breach or Willful Breach) or obtain any equitable relief from any Parent Related Parties, except that Parent (and the Guarantors pursuant to the terms and conditions of the Guaranty) shall also be obligated with respect to Section 8.02(h), which in the aggregate with the Reverse Termination Fee plus amounts due to the Company and its Subsidiaries under Section 6.14(a)(ii) and Section 6.14(a)(iii) shall not exceed the Cap (as defined in the Guaranty). Without limiting the right of the Company to seek specific performance in accordance with Section 9.09 or to bring an action under the Confidentiality Agreement (whether for specific performance, damages or otherwise), the maximum aggregate liability of Parent, Merger Sub and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Guaranty or the Equity Commitment Letter (including any fraud, breach or Willful Breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Reverse Termination Fee (if due and payable pursuant to Section 8.02(e)) plus the Collection Costs (to the extent due and payable pursuant to Section 8.02(h)), if any, plus amounts due to the Company and its Subsidiaries under Section 6.14(a)(ii) and Section 6.14(a)(iii), which in the aggregate shall not exceed the Cap (as defined in the Guaranty), and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. In furtherance of the foregoing, it is agreed and understood, in no event shall (i) the Company be permitted or entitled to receive both (x) a grant of specific performance or other equitable remedies in accordance with the terms and conditions set forth in Section 9.09 that results in the Closing being consummated and (y) the payment of the Reverse Termination Fee (and the Collection Costs, as applicable), and (ii) Parent be required to pay, or cause to be paid, (x) any money damages (including consequential, indirect or punitive damages, or damages on account of fraud, breach or a Willful Breach) other than the Reverse Termination Fee (if due and payable pursuant to Section 8.02(e)) plus the Collection Costs (to the extent due and payable pursuant to Section 8.02(h)), which in the aggregate shall not exceed the Cap (as defined in the Guaranty), or (y) the Reverse Termination Fee or Collection Costs on more than one occasion. The Company hereby irrevocably waives its right to any amounts due and owing under this Section 8.02 in excess of the Cap (as defined in the Guaranty), and none of Parent or the Guarantors shall have any payment obligations in respect of the Reverse Termination Fee, the Collection Costs and any amounts due in respect of any expense reimbursement or indemnification obligations contained in this Agreement in excess of the Cap (as defined in the Guaranty).

(h)            Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are reasonable and an integral part of the Agreement, (ii) without these agreements, the parties would not have entered into this Agreement and (iii) if the Company or the Parent, as the case may be, fails to pay any amount due pursuant to this Section 8.02 as required by this Agreement and the Company or Parent and/or Merger Sub, as the case may be, commences a suit which results in a final, non-appealable judgment against the other party for any amount due pursuant to this Section 8.02, then such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit (such foregoing amounts, “Collection Costs”; provided that in no event shall the Collection Costs exceed $1,000,000). Notwithstanding anything herein, under no circumstances will a party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing pursuant to Section 9.09 and the Termination Fee, the Reverse Termination Fee or other monetary damages (as applicable).

Article 9
MISCELLANEOUS

Section 9.01      Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by e-mail, provided that the e-mail transmission is sent prior to 5:00 p.m. Central Time or, if after such time, the next day, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

c/o Braemont Capital Management LLC

3963 Maple Avenue, Suite 290

Dallas, Texas 75219

Attention:       Stephen Sims; Wangdali Bacdayan; Max Green

Email:              ssims@braemont.com; wbacdayan@braemont.com; mgreen@braemont.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attn:        Thomas Laughlin, P.C.; Jack Shirley
Email:     thomas.laughlin@kirkland.com; jack.shirley@kirkland.com

if to the Company (prior to the Merger) to:

Farmer Bros. Co.

14501 N. Fwy

Fort Worth, Texas 76177

Attn:        John Moore

Email:     LegalDepartment@farmerbros.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, TX 75201

Attn:        Justin Reinus

Charles T. Haag

Email:      jreinus@winston.com

chaag@winston.com

Section 9.02            No Survival. The covenants, agreements, representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03            Amendments and Waivers.

(a)            Except as set forth in Section 9.14, any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, no amendment may be made that requires the further approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04            Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated, except as otherwise expressly stated in this Agreement.

Section 9.05            Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) one or more of its Affiliates at any time, (b) after the Effective Time, to any Debt Financing Sources, Debt Financing Related Parties or agents or collateral trustees thereof or therefor, for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing or (c) after the Effective Time, to a third party; provided that no such assignment by Parent or Merger Sub shall relieve them of their obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, this Agreement is intended to be solely for the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for, from and after the Effective Time, (i) the rights of the Company’s stockholders to receive the Per Share Merger Consideration pursuant to Article 2, (ii) the rights of the holders of Company Equity Awards to receive the payments in respect thereof, if any, pursuant to Section 2.06, (iii) the rights of the Covered Persons pursuant to Section 6.08, (iv) the rights of the Debt Financing Sources pursuant to Section 8.02(g), Section 9.03, Section 9.05(b), Section 9.06, Section 9.07, Section 9.08 and Section 9.14, (v) the rights of the Non-Party Affiliates pursuant to Section 9.16, and (vi) the rights of the Parent Related Parties with respect to Section 8.02(g). The parties hereto further agree that the rights of third-party beneficiaries under this Section 9.05 shall not arise unless and until the Merger is consummated.

Section 9.06            Governing Law. Except as set forth in Section 9.14, this Agreement, and all Proceedings, claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the Merger, the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflicts of law provisions or rules that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.07            Jurisdiction. Except as set forth in Section 9.14, the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, any state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY DEBT FINANCING RELATED PARTY). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09            Specific Performance; Remedies.

(a)            Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties hereto agree that irreparable injury, for which monetary damages would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that, prior to the valid termination of this Agreement pursuant to Section 8.01, each party hereto shall be entitled to an injunction or injunctions to (i) prevent or remedy any breaches or threatened breaches of this Agreement by any other party, (ii) enforce specifically the performance of the terms and provisions hereof, and (iii) any further equitable relief, this being in addition to any other remedy to which such party entitled under the terms of this Agreement at law or in equity.

(c)            For the avoidance of doubt, in no event shall the exercise of either party’s right to seek specific performance pursuant to this Section 9.09 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Article 8 and/or pursue all applicable remedies at law or in equity; provided, however, that under no circumstances shall any party be permitted or entitled to receive both a grant of specific performance of the transactions contemplated hereby pursuant to this Section 9.09 that results in the consummation of the Closing, on the one hand, and the payment of the Reverse Termination Fee or the Termination Fee, as applicable, on the other hand. The parties acknowledge and agree that in the event either party validly terminates this Agreement pursuant to Section 8.01, then, except in respect of the rights of such party that expressly survive such termination pursuant to Section 8.02, the parties shall not thereafter have the right to an injunction, specific performance or other equitable relief under this Agreement, including pursuant to this Section 9.09.

(d)            The parties’ rights in this Section 9.09 are an integral part of the Transactions and each party hereby waives any objections to any remedy referred to in this Section 9.09 (including any objection on the basis that there is an adequate remedy at Law). In the event any party hereto seeks any remedy referred to in this Section 9.09, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(e)            Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, specific performance or other equitable relief, prior to the valid termination of this Agreement in accordance with Article 8, to cause Parent and Merger Sub to cause the Equity Financing to be funded and the Closing to occur (it being understood that the Company’s rights pursuant to this Section 9.09, other than as expressly specified in this sentence, shall not be so conditioned or otherwise limited): if, and only if, each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and each of which would then be capable of being satisfied); (ii) either (x) the Debt Financing under the Parent Credit Agreement has been funded or is able to be funded at the Closing, as applicable, or (y) each of (I) the Company has not materially breached any of its obligations under Section 6.14(a) and (II) the Debt Financing under the Parent Credit Agreement has not been funded and is not then able to be funded as a result of Parent then being in Willful Breach of any of its obligations under Section 6.14(b); (iii) Parent or Merger Sub has failed to consummate the Merger by the time the Closing is required to have occurred pursuant to Section 2.01; and (iv) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Section 7.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and each of which would then be capable of being satisfied) and (B) if specific performance is granted and the Equity Financing is funded, then the Company stands ready, willing and able to consummate the Closing.

Section 9.10            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11            Entire Agreement. This Agreement, the Company Disclosure Letter, the exhibits and schedules to this Agreement, the Equity Commitment Letter, the Guaranty, the Voting Agreements, the Confidentiality Agreement and any other agreement, document or instrument contemplated to be executed and delivered hereunder or thereunder, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12           Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel jointly cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13            Company Disclosure Letter. The parties hereto agree that the disclosure set forth in any particular section or subsection of Article 4 of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of the Company that are set forth in Article 4 of this Agreement (it being agreed that disclosure of any item in any section or subsection of Article 4 of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of Article 4 of this Agreement and the Company Disclosure Letter to the extent the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other section or subsection is reasonably apparent on the face of such disclosure). The inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty of the Company set forth in this Agreement shall not be construed as an admission or indication by the Company to a third-party of any non-compliance with, or breach or violation of, any third-party rights, Contract, Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties of the Company set forth in this Agreement or of disclosing any information required to be disclosed under this Agreement.

Section 9.14            Certain Matters Related to Financing. Notwithstanding anything herein to the contrary:

(a)            Section 9.03, Section 9.05(b), Section 9.06, Section 9.07, Section 9.08, and this Section 9.14 (and any other provision of this Agreement to the extent that a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in any manner that materially and adversely affects, in any respect, the Debt Financing Related Parties, without the prior written consent of the Debt Financing Related Parties that are so adversely affected.

(b)            The Company, on behalf of themselves and their Representatives, and the other parties agree that the adjudication of any action or claim of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against any Debt Financing Related Parties in connection with this Agreement, the Debt Financing, the transactions contemplated by this Agreement or the transactions contemplated by the Debt Financing or the performance of services hereunder or thereunder shall be governed by and in accordance with the Laws of the State of New York (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

(c)            The Company, on behalf of itself and its Representatives, and the other parties (i) agree that any Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving any of the Debt Financing Related Parties arising out of or relating to, this Agreement, the Debt Financing, the transactions contemplated by this Agreement or the transactions contemplated by the Debt Financing or the performance of services hereunder or thereunder shall be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submit for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agree that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.01 shall be effective service of process against it for any such action brought in any such court, (iv) hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Related Parties in any way arising out of or relating to this Agreement, the Debt Financing, or any of the transactions contemplated by this Agreement or the transactions contemplated by the Debt Financing or the performance of services hereunder or thereunder, and (vi) agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)            Notwithstanding the foregoing, the Company, on behalf of itself and its Representatives, and the other parties (i) agree that none of the Debt Financing Related Parties will have any liability to the Company or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, or any of the transactions contemplated by this Agreement or the transactions contemplated by the Debt Financing or the performance of services hereunder or thereunder, and that none of the Company or their respective Affiliates shall bring or support any proceeding (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against any of the Debt Financing Related Parties relating to or in any way arising out of this Agreement, the Debt Financing, or any of the transactions contemplated by this Agreement or the transactions contemplated by the Debt Financing or the performance of services hereunder or thereunder, (ii) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding involving any Debt Financing Related Party or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, and (iii) agrees (A) that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.14 (or the definitions of any terms used in this Section 9.14) and (B) to the extent any amendments to any provision of this Section 9.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.14) are materially adverse to the Debt Financing Related Parties, such provisions shall not be amended without the prior written consent of the Debt Financing Related Parties. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.14 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Related Party is a party.

Section 9.15            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.16            No Third Party Liability. Notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether in contract, in tort, in equity, or otherwise) that could be based upon, arise out of, or relate to this Agreement or any other agreement, document or instrument contemplated hereby, or the negotiation, execution, or performance of such this Agreement or any other agreement, document or instrument contemplated hereby (including any representation or warranty made) or the Transactions, and any remedies in respect thereof, may only be made or pursued against the Persons who are expressly identified as parties hereto or thereto, as applicable. Notwithstanding anything in this Agreement to the contrary, no Person who is not a party to this Agreement or any other agreement, document or instrument contemplated hereby (collectively, “Non-Party Affiliates”) has or will have any Liability (whether in contract, in tort, in equity, or otherwise, or based upon any theory that seeks to impose Liability of any such entity party against its owners or Affiliates) for any Liabilities arising under, in connection with, or related to this Agreement or such other agreement, document or instrument contemplated hereby, as applicable, or the Transactions, and each party hereto hereby waives and releases all such Liabilities, claims, causes of action, and remedies against all such Non-Party Affiliates. Notwithstanding anything in this Agreement to the contrary, Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 9.16.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROYAL CUP, INC.

By:	/s/ William L. Wann, Jr.
Name:	William L. Wann, Jr.
Title:	President and CEO

BP I BREW MERGER SUB INC.

By:	/s/ William L. Wann, Jr.
Name:	William L. Wann, Jr.
Title:	President and CEO

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FARMER BROS. CO.

By:	/s/ John Moore
Name:	John Moore
Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

(Intentionally Omitted.)